Exhibit 99.2

CONNECTICUT WATER SERVICE, INC.

Management’s Report on Internal Control Over Financial Reporting

Internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)) is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America.

Management of Connecticut Water Service Inc. (the “Company”) is responsible for establishing and maintaining adequate internal control over financial reporting. We have used the criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) in conducting management’s evaluation of the effectiveness of the internal control over financial reporting. On February 27, 2017 and July 1, 2017, the Company acquired HVWC and Avon Water, respectively. After a brief transition period following their acquisition dates, HVWC and Avon Water were incorporated into the Company’s internal control framework. Based on management’s evaluation, management concluded that the Company’s internal control over financial reporting was effective as of December 31, 2017. The effectiveness of the Company’s internal control over financial reporting as of December 31, 2017 has been audited by Baker Tilly Virchow Krause, LLP, an independent registered public accounting firm, as stated in their report which appears herein.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Report of Independent Registered Public Accounting Firm

To the stockholders and the board of directors of Connecticut Water Service, Inc.:

Opinions on the Financial Statements and Internal Control over Financial Reporting

We have audited the accompanying consolidated balance sheets of Connecticut Water Service, Inc. and Subsidiaries (the “Company”) as of December 31, 2017 and 2016, and the related consolidated statements of income, comprehensive income, and cash flows, for each of the years in the three-year period ended December 31, 2017, and the related notes and consolidated financial statement schedule listed in Item 15(a)2 (collectively referred to as the “consolidated financial statements”). We also have audited the Company’s internal control over financial reporting as of December 31, 2017, based on criteria established in Internal Control—Integrated Framework: (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2017, in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2017, based on criteria established in Internal Control—Integrated Framework: (2013) issued by COSO.

Basis for Opinions

The Company’s management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company’s consolidated financial statements and an opinion on the Company’s internal control over financial reporting based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud and whether effective internal control over financial reporting was maintained in all material respects.

Our audits of the consolidated financial statements included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures, as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

Definition and Limitations of Internal Control Over Financial Reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ Baker Tilly Virchow Krause, LLP

We have served as the Company’s auditor since 2013.

Philadelphia, Pennsylvania

March 15, 2018

CONNECTICUT WATER SERVICE, INC.

CONSOLIDATED STATEMENTS OF INCOME

For the Years Ended December 31, (in thousands, except per share data)	2017	2016	2015
Operating Revenues	$107,054	$98,667	$96,041
Operating Expenses
Operation and Maintenance	48,017	44,191	48,052
Depreciation	16,684	13,905	12,871
Income Taxes	(1,993)	2,570	(818)
Taxes Other Than Income Taxes	10,941	9,796	9,294

Total Operating Expenses	73,649	70,462	69,399

Net Operating Revenues	33,405	28,205	26,642

Other Utility Income, Net of Taxes	824	744	797

Total Utility Operating Income	34,229	28,949	27,439

Other Income (Deductions), Net of Taxes (Loss) Gain on Real Estate Transactions	33	(54)	349
Non-Water Sales Earnings	1,167	1,219	1,394
Allowance for Funds Used During Construction	774	1,198	530
Other	(2,308)	(1,009)	(214)

Total Other Income (Loss), Net of Taxes	(334)	1,354	2,059

Interest and Debt Expenses
Interest on Long-Term Debt	9,054	7,714	7,087
Other Interest Income, Net	(359)	(922)	(458)
Amortization of Debt Expense and Premium, Net	146	124	108

Total Interest and Debt Expenses	8,841	6,916	6,737

Net Income	25,054	23,387	22,761
Preferred Stock Dividend Requirement	38	38	38

Total Net Income Applicable to Common Stock	$25,016	$23,349	$22,723

Weighted Average Common Shares Outstanding:
Basic	11,540	11,009	10,958
Diluted	11,762	11,228	11,164
Earnings Per Common Share:
Basic	$2.17	$2.12	$2.07
Diluted	$2.13	$2.08	$2.04

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

For the Years Ended December 31, (in thousands)	2017	2016	2015
Net Income	$25,054	$23,387	$22,761

Other Comprehensive Income (Loss), net of tax
Adjustment to post-retirement benefit plans, net of tax benefit (expense) of $(419), $15, and $(505) in 2017, 2016, and 2015, respectively	289	(24)	765
Unrealized Investment gain (loss), net of tax (expense) benefit of $(13), $(22) and $62, in 2017, 2016, and 2015, respectively	207	35	(97)

Other Comprehensive Income, net of tax	$496	$11	$668

Comprehensive Income	$25,550	$23,398	$23,429

The accompanying notes are an integral part of these Consolidated Financial Statements.

CONNECTICUT WATER SERVICE, INC.

CONSOLIDATED BALANCE SHEETS

December 31, (in thousands, except share amounts)	2017	2016
ASSETS
Utility Plant	$927,289	$777,860
Construction Work in Progress	11,761	33,748

	939,050	811,608
Accumulated Provision for Depreciation	(241,327)	(210,212)

Net Utility Plant	697,723	601,396

Other Property and Investments	10,662	9,071

Cash and Cash Equivalents	3,618	1,564
Accounts Receivable (Less Allowance, 2017 - $1,265; 2016 - $1,100)	14,965	13,024
Accrued Unbilled Revenues	8,481	8,171
Materials and Supplies, at Average Cost	1,593	1,536
Prepayments and Other Current Assets	7,021	5,069

Total Current Assets	35,678	29,364

Unrecovered Income Taxes—Regulatory Asset	66,631	93,264
Pension Benefits—Regulatory Asset	11,339	12,266
Post-Retirement Benefits Other Than Pension—Regulatory Asset	116	265
Goodwill	67,016	30,427
Deferred Charges and Other Costs	9,618	8,449

Total Regulatory and Other Long-Term Assets	154,720	144,671

Total Assets	$898,783	$784,502

CAPITALIZATION AND LIABILITIES
Common Stockholders’ Equity:
Common Stock Without Par Value: Authorized - 25,000,000 Shares Issued and Outstanding: 2017 - 12,065,016; 2016 - 11,248,458	$191,641	$145,739
Retained Earnings	102,417	91,213
Accumulated Other Comprehensive Loss	(428)	(924)

Common Stockholders’ Equity	293,630	236,028
Preferred Stock	772	772
Long-Term Debt	253,367	197,047

Total Capitalization	547,769	433,847

Current Portion of Long-Term Debt	6,173	4,859
Interim Bank Loans Payable	19,281	32,953
Accounts Payable and Accrued Expenses	11,319	13,116
Accrued Interest	1,439	1,012
Current Portion of Refund to Customers—Regulatory Liability	64	855
Other Current Liabilities	3,262	2,330

Total Current Liabilities	41,538	55,125

Advances for Construction	20,024	19,127
Deferred Federal and State Income Taxes	33,579	50,558
Unfunded Future Income Taxes	58,384	90,977
Long-Term Compensation Arrangements	32,649	33,540
Unamortized Investment Tax Credits—Regulatory Liability	1,133	1,189
Excess Accumulated Deferred Income Tax—Regulatory Liability	30,937	4,373
Refund to Customers—Regulatory Liability	—	108
Other Long-Term Liabilities	1,241	701

Total Long-Term Liabilities	177,947	200,573

Contributions in Aid of Construction	131,529	94,957
Commitments and Contingencies	—	—

Total Capitalization and Liabilities	$898,783	$784,502

The accompanying notes are an integral part of these Consolidated Financial Statements.

CONNECTICUT WATER SERVICE, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, (in thousands)	2017	2016	2015
Operating Activities:
Net Income	$25,054	$23,387	$22,761
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Deferred Revenues	(3,945)	(893)	(1,344)
Provision for Deferred Income Taxes and Investment Tax Credits, Net	3,387	2,950	(7,502)
Allowance for Funds Used During Construction	(774)	(1,198)	(530)
Depreciation and Amortization (including $775 in 2017, $732 in 2016, and $27 in 2015 charged to other accounts)	17,459	13,173	12,898
Loss (Gain) on Real Estate Transactions	(33)	54	(349)
Change in Assets and Liabilities:
(Increase) Decrease in Accounts Receivable and Accrued Unbilled Revenues	(1,053)	(1,925)	984
Decrease (Increase) in Other Current Assets	(1,278)	338	6,540
(Increase) Decrease in Other Non-Current Items, Net	200	(2,741)	11,383
Increase (Decrease) in Accounts Payable, Accrued Expenses and Other Current Liabilities	(2,404)	176	(3,695)

Total Adjustments	11,559	9,934	18,385

Net Cash and Cash Equivalents Provided by Operating Activities	36,613	33,321	41,146

Investing Activities:
Additions to Utility Plant	(53,022)	(66,689)	(48,025)
Cash portion of The Avon Water Company Acquisition	(6,134)	—	—
Proceeds on Real Estate Transactions	212	9	14
Cash Acquired	1,791	—	—
Release (Receipt) of Restricted Cash	—	846	(846)

Net Cash and Cash Equivalents Used in Investing Activities	(57,153)	(65,834)	(48,857)

Financing Activities:
Net Proceeds from Interim Bank Loans	19,281	32,953	16,085
Net Repayment of Interim Bank Loans	(35,453)	(16,085)	(1,991)
Repayment of Long-Term Debt	(5,195)	(22,772)	(2,476)
Proceeds from Issuance of Long-Term Debt	55,000	49,930	4,352
Proceeds from Issuance of Common Stock	1,404	1,610	1,536
Costs Incurred to Issue Long-Term Debt and Common Stock	(2)	(88)	(37)
Advances from Others for Construction	1,479	350	251
Cash Dividends Paid	(13,920)	(12,552)	(11,753)

Net Cash and Cash Equivalents Provided by Financing Activities	22,594	33,346	5,967

Net Increase (Decrease) in Cash and Cash Equivalents	2,054	833	(1,744)
Cash and Cash Equivalents at Beginning of Year	1,564	731	2,475

Cash and Cash Equivalents at End of Year	$3,618	$1,564	$731

Non-Cash Investing and Financing Activities:
Stock-for-stock acquisition of The Heritage Village Water Company	$16,903	$—	$—
Stock-for-stock acquisition of The Avon Water Company	$26,949	$—	$—
Non-Cash Contributed Utility Plant (see Note 1 for details)	$2,741	$1,394	$1,282
Supplemental Disclosures of Cash Flow Information:
Cash Paid During the Year for:
Interest	$8,445	$6,678	$6,761
State and Federal Income Taxes	$572	$445	$537

The accompanying notes are an integral part of these Consolidated Financial Statements.

CONNECTICUT WATER SERVICE, INC.

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION – The Consolidated Financial Statements include the operations of Connecticut Water Service, Inc. (the “Company”), an investor-owned holding company and its wholly-owned subsidiaries, including:

The Connecticut Water Company (“Connecticut Water”)

The Maine Water Company (“Maine Water”)

The Heritage Village Water Company (“HVWC”)

The Avon Water Company (“Avon Water”)

Chester Realty, Inc. (“Chester Realty”)

New England Water Utility Services, Inc. (“NEWUS”)

As of December 31, 2017, Connecticut Water, Maine Water, HVWC and Avon Water were our regulated public water utility companies (collectively the “Regulated Companies”), which together served 135,645 customers in 80 towns throughout Connecticut and Maine.

Chester Realty is a real estate company whose net profits from rental of property are included in the “Other Income (Deductions), Net of Taxes” section of the Consolidated Statements of Income in the “Non-Water Sales Earnings” category.

NEWUS is engaged in water-related services, including the Linebacker® program, emergency drinking water, and contract operations. Its earnings are included in the “Non-Water Sales Earnings” category of the Consolidated Statements of Income.

Intercompany accounts and transactions have been eliminated.

The results for interim periods are not necessarily indicative of results to be expected for the year since the consolidated earnings are subject to seasonal factors. Effective February 27, 2017 and July 1, 2017, the Company acquired HVWC and Avon Water, respectively, discussed further in Note 15 below. As a result, the Company’s Consolidated Balance Sheet at December 31, 2016, the Consolidated Statements of Net Income, Consolidated Statements of Comprehensive Income, and Consolidated Statements of Cash Flows for the year-ended December 31, 2016 and 2015 do not include HVWC or Avon Water. The Consolidated Statements of Net Income, Consolidated Statements of Comprehensive Income, and Consolidated Statements of Cash Flows for the year-ended December 31, 2017 do include HVWC’s and Avon Water’s results for the periods the Company owned HVWC and Avon Water. HVWC’s and Avon Water’s assets and liabilities are included in the Consolidated Balance Sheet as of December 31, 2017.

As noted in Note 15 below, HVWC serves approximately 4,700 water customers in the Towns of Southbury, Middlebury, and Oxford, Connecticut and approximately 3,000 wastewater customers in the Town of Southbury, Connecticut. The results of the wastewater line of business are included in the Company’s Water Operations segment. Additionally, as noted in Note 15, Avon Water serves approximately 4,800 water customers in the Towns of Avon, Farmington, and Simsbury, Connecticut.

During the preparation of the Condensed Consolidated Financial Statements for the quarter ended June 30, 2016, the Company identified two errors related to the accounting treatment of stock based performance awards granted to officers of the Company. First, the Company had mistakenly classified certain stock based performance awards as equity awards and, secondly, incorrectly marked those awards to the market price of the Company’s common stock price at the end of each reporting period. A portion of these awards should have been classified as liability awards and only those awards should have been marked-to-market based on the Company’s common stock price. During the second quarter of 2016, the Company reversed all of the incorrectly recorded mark-to-market expense as a cumulative out-of-period adjustment resulting in a one-time benefit of approximately $2.6 million on the Operation and Maintenance line item on its Condensed Consolidated Statements of Income for the three months ended June 30, 2016. Approximately $1.6 million of the out of period adjustment pertained to years prior to 2016, with the remaining $1.0 million related to the first quarter of 2016. Additionally, the Company decreased its Common Stock Without Par Value and increased its Long-Term Compensation Arrangement line items on the Condensed Consolidated Balance Sheet as of June 30, 2016 by approximately $0.6 million to reflect both the awards that should have been classified as liability awards and their corresponding mark-to-market adjustments.

The Company performed various quantitative and qualitative analyses and determined that these errors were not material to the previously reported quarterly and annual results. The Company also determined that recording these entries as an out-of-period adjustment during the second quarter of 2016 was not material to the full year ended December 31, 2016 results of operations.

CONNECTICUT WATER SERVICE, INC.

PUBLIC UTILITY REGULATION – Connecticut Water, HVWC and Avon Water are subject to regulation for rates and other matters by the Connecticut Public Utility Regulatory Authority (“PURA”) and follow accounting policies prescribed by PURA. Maine Water is subject to regulation for rates and other matters by the Maine Public Utilities Commission (“MPUC”). The Company prepares its financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”), which includes the provisions of Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) 980 “Regulated Operations” (“FASB ASC 980”). FASB ASC 980 requires cost-based, rate-regulated enterprises, such as the Regulated Companies, to reflect the impact of regulatory decisions in their financial statements. The state regulators, through the rate regulation process, can create regulatory assets and liabilities that result when costs and benefits are allowed for ratemaking purposes in a period after the period in which the costs or benefits would be charged to expense by an unregulated enterprise. The Consolidated Balance Sheets include regulatory assets and liabilities as appropriate, primarily related to income taxes, post-retirement benefit costs and deferred revenues associated with the Water Revenue Adjustment (“WRA”) used by Connecticut Water and HVWC. In accordance with FASB ASC 980, costs which benefit future periods are amortized over the periods they benefit. The Company believes, based on current regulatory circumstances, that the regulatory assets recorded are probable to be recovered and that its use of regulatory accounting is appropriate and in accordance with the provisions of FASB ASC 980.

Regulatory assets and liabilities are comprised of the following:

(in thousands)	December 31,
	2017	2016
Assets:
Pension Benefits and Post-Retirement Benefits Other Than Pension	$11,455	$12,531
Unrecovered Income Taxes	66,631	93,264
Deferred revenue (included in Prepayments and Other Current Assets and Deferred Charges and Other Costs)	6,574	3,910
Other (included in Prepayments and Other Current Assets and Deferred Charges and Other Costs)	5,202	4,276

Total regulatory assets	$89,862	$113,981

Liabilities:
Other (included in Other Current Liabilities)	$1,117	$1,710
Unamortized Investment Tax Credits	1,133	1,189
Refunds to Customers (including Current Portion of Refund to Customers)	64	963
Unfunded Future Income Taxes (including Other Long-Term Liabilities)	58,384	90,977
Excess Accumulated Deferred Income Tax	30,937	4,373

Total regulatory liabilities	$91,635	$99,212

Pension and post-retirement benefits include costs in excess of amounts funded. The Company believes these costs will be recoverable in future years, through rates, as funding is required and has recorded regulatory assets for those costs. The recovery period is dependent on contributions made to the plans and remaining life expectancy.

Certain items giving rise to deferred state income taxes, as well as a portion of deferred federal income taxes related primarily to differences between book and tax depreciation expense, are recognized for ratemaking purposes on a cash or flow-through basis and are recognized as unrecovered future income taxes that will be recovered in rates in future years as they reverse. In addition, basis differences resulting from the repair tax deduction adopted in 2013 contribute to the change in unfunded future income taxes.

Unrecovered Income Taxes, Unfunded Future Income Taxes and Excess Accumulated Deferred Income Tax all changed significantly between 2016 and 2017 primarily as a result of recognition of lower corporate tax rate resulting from the adoption of the Tax Act.

Deferred revenue represents a portion of the rate increase granted in Connecticut Water’s 2007 rate decision. PURA decision required the Company to defer for future collection, beginning in 2008, a portion of the increase. Additionally, revenue recorded under the WRA, discussed below, is included in deferred revenue.

CONNECTICUT WATER SERVICE, INC.

Regulatory liabilities include deferred investment tax credits and amounts to be refunded to customers as a result of the adoption of the tangible property regulations in Connecticut and Maine. These liabilities will be given back to customers in rates as tax deductions occur in the future.

Regulatory Matters

The rates we charge our water and waste water customers in Connecticut and Maine are established under the jurisdiction of and are approved by PURA and MPUC, respectively. It is our policy to seek rate relief as necessary to enable us to achieve an adequate rate of return. Connecticut Water’s allowed return on equity and return on rate base, effective as of December 31, 2017 were 9.75% and 7.32%, respectively. HVWC’s blended water and wastewater allowed return on equity and return on rate base, effective December 31, 2017, were 10.10% and 7.19%, respectively. Avon Water’s allowed return on equity and return on rate base, effective December 31, 2017, were 10.00% and 7.79%, respectively. Maine Water’s average allowed return on equity and return on rate base, as of December 31, 2017 were 9.50% and 7.96%, respectively. PURA establishes rates in Connecticut on a company-wide basis while the MPUC approves Maine Water’s rates on a division-by-division basis. Each of Connecticut Water, HVWC, Avon Water and Maine Water are allowed to add surcharges to customers’ bills in order to recover certain costs associated with approved capital projects in between full rate cases, as well as approved surcharges for Water Revenue Adjustments, in Connecticut, as discussed in more detail below. HVWC has not added surcharges to customers’ bills in order to recover certain approved capital projects as of December 31, 2017, however, HVWC, as authorized by PURA, began to utilize Water Revenue Adjustments as of March 31, 2017.

On January 3, 2018, PURA filed a motion to reopen the most recent rate case decisions for the Company’s Connecticut Regulated Companies to determine what, if any, adjustments to rates are appropriate to account for revisions to tax laws, including corporate tax rates, contained in the Tax Cuts and Jobs Act (“Tax Act”). As discussed below, Connecticut Water has entered into a settlement agreement with the state’s consumer advocate that covers treatment of the Tax Act. On January 11, 2018, the MPUC issued a notice of investigation to determine the impact of the Tax Act on Maine Water. The investigation will allow the MPUC to determine the specific impact of the Tax Act and whether any rate adjustments are warranted. Following discovery, a technical conference is scheduled for April 19, 2018. In addition to determining the impact of the Tax Act on the justness and reasonableness of Maine Water’s rates, the MPUC will consider whether to issue an accounting order to establish a regulatory liability which defers for future flow-through to ratepayers the impact of the tax changes.

Maine Water Land Sale

On March 11, 2016, Maine Water entered into a purchase and sale agreement with the Coastal Mountains Land Trust, a Maine nonprofit corporation (the “Land Trust”) pursuant to which Maine Water agreed to sell two conservation easements to the Land Trust on approximately 1,300 acres of land located in the towns of Rockport, Camden and Hope, in Knox County, Maine valued in the aggregate at $3.1 million. The land had a book value of approximately $600,000 at December 31, 2015 and is included in “Utility Plant” on the Company’s Consolidated Balance Sheets. The easements and purchase prices are as follows:

1.	Ragged Mountain Mirror Lake Conservation Easement: $1,875,000; and

2.	Grassy Pond conservation Easement: $600,000.

On October 13, 2017, an amendment to the agreement was made to extend closing of the first transaction to June 30, 2018, from December 31, 2017. This is also expected to extend the second closing into 2020. Maine Water will make a $200,000 contribution to the Land Trust upon completion of the closing of the first easement sale. Maine Water also expects to claim a charitable deduction for the $600,000 in excess of the fair market value of the second easement over the $600,000 sale price.

Connecticut Rates

Connecticut Water’s Water Infrastructure Conservation Adjustment (“WICA”) was 9.81%, 7.13% and 4.19% above base rates at December 31, 2017, 2016, and 2015, respectively. As of December 31, 2017, Avon Water’s WICA surcharge was 8.09%. As of December 31, 2017, HVWC has not filed for a WICA surcharge.

On February 6, 2018, Connecticut Water filed a petition with PURA to reopen Connecticut Water’s 2010 rate case (previously reopened in 2013) proceeding for the limited purpose of approving a Settlement Agreement entered into by Connecticut Water and the Connecticut Office of Consumer Counsel (“OCC”) (the “Agreement”). The Agreement contemplates a change in Connecticut Water’s customer rates effective for bills rendered on and after April 1, 2018 made up of the following two components: (1) the revenue requirements associated with a $36.3 million addition to rate base to reflect necessary upgrades to Connecticut Water’s Rockville Water Treatment Plant; and (2) the folding in to base rates of the Company’s present WICA surcharges. In addition, the Agreement provides that:

1.

Upon implementation of new rates under the Agreement, until such time as new rates are adopted in a general rate case, through a temporary modification of the earnings sharing mechanism, Connecticut Water customers will receive one hundred percent of any earnings in excess of levels allowed by law rather than limiting such customer credits to 50% as contemplated by applicable law;

CONNECTICUT WATER SERVICE, INC.

2.	Connecticut Water agrees it will not file for a general increase of Connecticut Water’s base rates to be effective before January 1, 2020;

3.	The pending proceeding initiated by PURA in Docket No. 09-12-11RE03, Application of The Connecticut Water Company for Amended Rates – Federal Tax Cuts and Jobs Act shall be closed; and

4.

Connecticut Water shall continue to make investments in infrastructure replacement consistent with its approved WICA plan. Connecticut Water shall be allowed to continue to pursue recovery of eligible projects through WICA.

The Agreement provides that, if PURA does not fully approve the Agreement in its entirety, it shall be deemed withdrawn. Accordingly, the Agreement has no operative effect unless and until it is approved by PURA. Connecticut Water is not able to predict with certainty the ultimate timing of PURA’s final action on the Agreement. No assurance can be given that PURA will approve the Agreement and permit some or all of the terms contained in the Agreement requested by the parties. PURA has agreed to the request to reopen the rate proceeding. We expect a decision by the end of the second quarter of 2018 with provisions of the Agreement becoming effective soon thereafter.

Since 2013, Connecticut law has authorized a WRA to reconcile actual water demands with the demands projected in the last general rate case and allows companies to adjust rates as necessary to recover the revenues approved by PURA in the last general rate case. The WRA removes the financial disincentive for water utilities to develop and implement effective water conservation programs. The WRA allows water companies to defer on the balance sheet, as a regulatory asset or liability, for later collection from or crediting to customers the amount by which actual revenues deviate from the revenues allowed in the most recent general rate proceedings, including WICA proceedings. Additionally, projects eligible for WICA surcharges were expanded to include energy conservation projects, improvements required to comply with streamflow regulations, and improvements to acquired systems.

Connecticut Water and HVWC’s allowed revenues for the year ended December 31, 2017, as approved by PURA during each company’s last general rate case and including subsequently approved WICA surcharges, were approximately $80.7 million. Through normal billing for the year ended December 31, 2017 operating revenue for Connecticut Water and HVWC would have been approximately $76.4 million had the WRA not been implemented. As a result of the implementation of the WRA, Connecticut Water and HVWC recorded $4.3 million in additional revenue for the year ended December 31, 2017. During the years ended December 31, 2016 and 2015, Connecticut Water recorded $1.1 million and $1.6 million, respectively, in additional revenue related to the WRA. Avon Water does not currently use the WRA mechanism.

Maine Rates

In Maine, the overall, approved cumulative Water Infrastructure Charge (“WISC”) for all of Maine Water’s divisions was 5.6%, 4.7% and 1.6% above base rates as of December 31, 2017, 2016, and 2015, respectively. Five pending WISC filings as of December 31, 2017 have since been approved in the first quarter of 2018, bringing the total to 6.9%. The WISC rates for the Biddeford and Saco division were reset to zero with the approval of the general rate increase discussed below.

On June 29, 2017, Maine Water filed for a rate increase in its Biddeford and Saco division. The rate request was for an approximate $1.6 million, or 25.1%, increase in revenues. The rate request is designed to recover higher operating expenses, depreciation and property taxes since Biddeford and Saco’s last rate increase in 2015. Maine Water and the Maine Office of the Public Advocate reached an agreement that increases annual revenue by $1.56 million. The agreement was approved by the MPUC on December 5, 2017, with new rates effective December 1, 2017.

In 2014 and 2015, Maine Water petitioned the MPUC for approval of accounting orders that would address (1) the return to its customers a federal income tax refund stemming from the adoption of the Internal Revenue Service (“IRS”) Revenue Procedure 2012-19 (“Repair Regulations”), and (2) the treatment of any benefit resulting from the elimination of deferred tax liabilities previously recorded on these qualifying fixed assets that are now deducted under the Repair Regulations.

On February 26, 2015, the MPUC approved a stipulation between Maine Water and the Office of the Public Advocate that refunds $2.9 million to the customers of the eight divisions over a two-year period starting no later than July 1, 2015, and allows the flow-through treatment of the repair deduction as of January 1, 2014. In addition, Maine Water agreed not to file a general rate case during the two-year refund period in any of the eight divisions that were allowed the refund.

On June 22, 2015, the MPUC approved a settlement agreement between Maine Water and the Office of the Public Advocate that allowed for the amortization of the deferred tax liabilities over a one to nine year period, depending on the division. Maine Water commenced amortization per the agreed upon schedule.

CONNECTICUT WATER SERVICE, INC.

With the completion of these two dockets, Maine Water recorded in the quarter ended June 30, 2015 the retroactive benefit associated with the flow-through of the Repair Regulations from January 1, 2014. The 2014 benefit, reflected in the second quarter of 2015, was approximately $931,000, or $0.09 per basic share outstanding.

A water revenue adjustment mechanism law in Maine became available to regulated water utilities in Maine on October 15, 2015. Maine Water is currently precluded from seeking new rates in the Biddeford and Saco division due to provisions in the settlement agreement with the MPUC. As the stay-out periods for other divisions expire, Maine Water expects to request usage of this mechanism as Maine Water file rate cases for those divisions.

USE OF ESTIMATES – The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

REVENUES – The Company’s accounting policies regarding revenue recognition by segment are as follows:

Water Operations – Most of our water customers are billed quarterly, with the exception of larger commercial and industrial customers, as well as certain public and private fire protection customers who are billed monthly. Most customers, except fire protection customers, are metered. Revenues from metered customers are based on their water usage multiplied by approved, regulated rates and are earned when water is delivered. Public fire protection revenues are based on the length of the water main, and number of hydrants in service and are earned on a monthly basis. Private fire protection charges are based on the diameter of the connection to the water main. Our Regulated Companies accrue an estimate for metered customers for the amount of revenues earned relating to water delivered but unbilled at the end of each quarter, which is reflected as “Accrued Unbilled Revenues” in the accompanying Consolidated Balance Sheets. Beginning in 2013, Connecticut Water began to record deferred revenue related to the WRA, which represent under collection from customers based upon allowed revenues as approved by PURA. On March 31, 2017, HVWC calculated its actual revenues compared to allowed revenues dating back to May 1, 2015, for collection from customers, as allowed by a PURA order. More detailed information, including revenues, costs and income taxes associated with the segment can be found in Note 14, “Segment Reporting”.

Real Estate Transactions – Revenues are recorded when a sale or other transaction has been completed and title to the real estate has been transferred. Net income from the Real Estate Transactions segment is shown net in the “Other Income (Deductions), Net of Taxes” portion of the Company’s Consolidated Statements of Income. More detailed information, including revenues, costs and income taxes associated with the segment can be found in Note 14, “Segment Reporting”.

Services and Rentals – Revenues are recorded when the Company has delivered the services called for by contractual obligation. Net income from the Services and Rentals segment is shown net in the “Other Income (Deductions), Net of Taxes” portion of the Company’s Consolidated Statements of Income. More detailed information, including revenues, costs and income taxes associated with the segment can be found in Note 14, “Segment Reporting”.

UTILITY PLANT – Utility plant is stated at the original cost of such property when first devoted to public service. Utility plant accounts are charged with the cost of improvements and replacements of property including an Allowance for Funds Used During Construction (“AFUDC”). Retired or disposed depreciable plant is charged to accumulated provision for depreciation together with any costs applicable to retirement, less any salvage received. Maintenance of utility plant is charged to expense. Accounting policies relating to other areas of utility plant are listed below:

Allowance For Funds Used During Construction – AFUDC is the cost of debt and equity funds used to finance the construction of utility plant. The amount shown on the Consolidated Statements of Income relates to the equity portion. The debt portion is included as an offset to “Other Interest Income, Net”. Generally, utility plant under construction is not recognized as part of rate base for ratemaking purposes until facilities are placed into service, and accordingly, AFUDC is charged to the construction cost of utility plant. Capitalized AFUDC, which does not represent current cash income, is recovered through rates over the service lives of the assets.

Our Regulated Companies’ allowed rate of return on rate base is used to calculate AFUDC.

Customers’ Advances For Construction, Contributed Plant and Contributions In Aid Of Construction – Under the terms of construction contracts with real estate developers and others, the Regulated Companies periodically receive either advances for the costs of new main installations or title to the main after it is constructed and financed by the developer. Refunds are made, without interest, as services are connected to the main, over periods not exceeding fifteen years and not in excess of the original advance. Unrefunded balances, at the end of the contract period, are credited to contributions in aid of construction (“CIAC”) and are no longer refundable.

CONNECTICUT WATER SERVICE, INC.

Utility Plant is added in two ways. The majority of the Company’s plant additions occur from direct investment of Company funds that originated through operating or financings activities. The Company manages the construction of these plant additions. These plant additions are part of the Company’s depreciable utility plant and are generally part of rate base. The Company’s rate base is a key component of how its regulated rates are set, and is recovered through the depreciation component of the Company’s rates. The second way in which plant additions occur are through developer advances and contributions. Under this scenario either the developer funds the additions through payments to the Company, who in turn manages the construction of the project, or the developer pays for the plant construction directly and contributes the asset to the Company after it is complete. Plant additions that are financed by a developer, either directly or indirectly, are excluded from the Company’s rate base and not recovered through the rates process, and are also not depreciated.

The components that comprise net additions to Utility Plant during the last three years ending December 31 are as follows:

(in thousands)	2017	2016	2015
Additions to Utility Plant:
Company Financed	$51,543	$66,339	$47,774
Allowance for Funds Used During Construction	774	1,198	530

Subtotal – Utility Plant Increase to Rate Base	52,317	67,537	48,304
Advances from Others for Construction	1,479	350	251

Net Additions to Utility Plant	$53,796	$67,887	$48,555

Depreciation – Depreciation is computed on a straight-line basis at various rates as approved by the state regulators on a company by company basis. Depreciation allows the Company to recover the investment in utility plant over its useful life. The overall consolidated company depreciation rate, based on the average balances of depreciable property, was 2.0%, 1.9%, and 1.9% for 2017, 2016, and 2015, respectively.

INCOME TAXES – The Company provides income tax expense for its utility operations in accordance with the regulatory accounting policies of the applicable jurisdictions. The Company’s income tax provision is calculated on a separate return basis. For Connecticut Water , PURA requires the flow-through method of accounting for most state tax temporary differences as well as for certain federal temporary differences. For Avon Water , PURA requires the flow-through method of accounting for most state temporary differences and normalized accounting for most federal temporary differences. PURA has allowed the flow-through method of accounting stemming from Avon Water’s adoption of the IRS’ Repair Regulations. For HVWC, PURA requires normalized accounting for federal and state temporary differences. The MPUC requires the flow-through method of accounting for most state temporary differences and normalized accounting for most federal temporary differences. In its approvals of the stipulation agreements between Maine Water and the Office of the Public Advocate, issued in 2015, the MPUC has allowed the flow-through method of accounting stemming from Maine Water’s adoption of the IRS’ Repair Regulations in all of its divisions.

The Company computes deferred tax liabilities for all temporary book-tax differences using the liability method prescribed in FASB ASC 740 “Income Taxes” (“FASB ASC 740”). Under the liability method, deferred income taxes are recognized at currently enacted income tax rates to reflect the tax effect of temporary differences between the financial reporting and tax bases of assets and liabilities. Such temporary differences are the result of provisions in the income tax law that either require or permit certain items to be reported on the income tax return in a different period than they are reported in the financial statements. Deferred tax liabilities that have not been reflected in tax expense due to regulatory treatment are reflected as Unfunded Future Income Taxes, and are expected to be included in future years’ rates. During the quarter ended December 31, 2017 the Company recorded the impact of the Tax Cuts and Jobs Act (“Tax Act”). As a result, the Company re-measured Deferred Tax Assets and Liabilities to reflect the enacted legislation and recorded a Regulatory Liability of $27.1 million to capture the excess accumulated deferred income taxes for items included in rates that follow the normalized method of accounting. Unrecovered Income Taxes and Unfunded Future Income Taxes were written down by $32 million to reflect the reduced tax rate for items that follow the flow-through method of accounting. Pursuant to ASU 2018-02, the Company has elected to reclassify the stranded tax effects of the 2017 Tax Act from AOCI to Retained Earnings in the amount of $70,482. These stranded taxes relate to post-retirement obligations of the Company. For more information on the Tax Act, please see Note 2.

CONNECTICUT WATER SERVICE, INC.

The Company believes that deferred income tax assets, net of provisions, will be realized in the future. The majority of Unfunded Future Income Taxes, prior to 2013, relate to deferred state income taxes regarding book to tax depreciation differences. Beginning in 2013, basis differences resulting from the repair tax deduction contributed to the change in unfunded income taxes.

Deferred Federal and State Income Taxes include amounts that have been provided for accelerated depreciation subsequent to 1981, as required by federal income tax regulations, as well as the basis differences associated with expenditures qualifying for repair tax deductions as clarified by the IRS in regulations issued in 2013. Deferred taxes have also been provided for temporary differences in the recognition of certain expenses for tax and financial statement purposes as allowed by regulatory ratemaking policies.

MUNICIPAL TAXES – Municipal taxes are reflected as “Taxes Other Than Income Taxes” and are generally expensed over the twelve-month period beginning on July 1 following the lien date, corresponding with the period in which the municipal services are provided.

UNAMORTIZED DEBT ISSUANCE EXPENSE – The issuance costs of long-term debt, including the remaining balance of issuance costs on long-term debt issues that have been refinanced prior to maturity, and related call premiums, are amortized over the respective lives of the outstanding debt, as approved by PURA and the MPUC.

GOODWILL – As part of the purchase of regulated water companies, the Company recorded goodwill of $67.0 million and

$30.4 million as of December 31, 2017 and 2016, respectively, representing the amount of the purchase price over net book value of the assets acquired. The increase of $36.6 million during 2017 is related to the acquisitions of HVWC and Avon Water during the year. The Company accounts for goodwill in accordance with Accounting Standards Codification 350 “Intangibles – Goodwill and Other” (“FASB ASC 350”).

As part of FASB ASC 350, the Company is required to perform an annual review of goodwill for any potential impairment, which we perform as of December 31 each year. We update the assessment between the annual testing if events or circumstances occur that would more likely than not reduce the fair value of a reporting unit below its carrying value. The Company performed a quantitative analysis of impairment as of December 31, 2017, which concluded that the estimated fair value of the Water Operations reporting unit, which has goodwill recorded, exceeded the reporting unit’s carrying amount by at least 122% as of December 31, 2017. Additionally, the Company believes that no event has occurred which would trigger impairment.

As allowed under FASB ASC 350, the Company performed a qualitative analysis of its goodwill for the year ended December 31, 2016. A qualitative analysis includes a review of internal and external factors that could have an impact on a reporting unit’s fair value when compared to its carrying amount. These factors included a review of macroeconomic conditions, industry and market considerations, cost factors, overall financial performance, company specific events, changes in reporting units and a review of the Company’s stock price. Based on these factors and other factors considered in its quantitative analysis, the Company believes that it is more likely than not that the fair market value is more than the carrying value of the Water Operation Segment and therefore, no goodwill impairment was recognized in 2017 and 2016.

We may be required to recognize an impairment of goodwill in the future due to market conditions or other factors that are beyond our control and unrelated to our performance. Those market events could include a decline in the forecasted results in our business plan, significant adverse rate case results, changes in capital investment budgets or changes in interest rates that could permanently impair the fair value of a reporting unit. Recognition of impairments of a significant portion of goodwill would negatively impact our reported results of operation and total capitalization, the effects of which could be material and could make it more difficult to maintain our credit ratings, secure financing on favorable terms, maintain compliance with debt covenants and meet expectations of our regulators.

CONNECTICUT WATER SERVICE, INC.

EARNINGS PER SHARE – The following is a reconciliation of the numerators and denominators of the basic and diluted earnings per share for the years ended December 31:

Years ended December 31, Numerator (in thousands)	2017	2016	2015
Basic Net Income Applicable to Common Stock	$25,016	$23,349	$22,723
Diluted Net Income Applicable to Common Stock	$25,016	$23,349	$22,723
Denominator (in thousands)
Basic Weighted Average Shares Outstanding	11,540	11,009	10,958
Dilutive Effect of Stock Awards	222	219	206

Diluted Weighted Average Shares Outstanding	11,762	11,228	11,164

Earnings per Share
Basic Earnings per Share	$2.17	$2.12	$2.07
Dilutive Effect of Stock Awards	0.04	0.04	0.03

Diluted Earnings per Share	$2.13	$2.08	$2.04

NEW ACCOUNTING PRONOUNCEMENTS – In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, “Revenue from Contracts with Customers,” (“ASU No. 2014-09”) which amends its guidance related to revenue recognition. ASU No. 2014-09 requires an entity to recognize revenue as performance obligations are met, in order to reflect the transfer of promised goods or services to customers in an amount that reflects the consideration the entity is entitled to receive for those goods or services. The following steps are applied in the updated guidance: (1) identify the contract(s) with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations in the contract; and (5) recognize revenue when, or as, the entity satisfies a performance obligation. ASU No. 2014-09 is effective for public companies for fiscal years, and interim periods within those years, beginning after December 15, 2016, and can be adopted either retrospectively to each prior reporting period presented or as a cumulative-effect adjustment as of the date of adoption, however early adoption is not permitted. On April 1, 2015, the FASB voted for a one-year deferral of the effective date of ASU No. 2014-09, making ASU No. 2014-09 effective for public companies for fiscal years, and interim periods within those years, beginning after December 15, 2017. The Company has been engaged in a project to analyze the impact that adoption of this standard will have on our consolidated financial statements, disclosures, and internal controls. The project includes identification of the Company’s revenue streams, creation of an inventory of its contracts with customers, evaluation of a representative sample of these contracts with respect to the new guidance and documentation of any required changes in reporting. The Company derives more than 90% of its revenue from regulated delivery of water and wastewater services to its retail customers, which is considered a contract with customers under ASU 2014-09, excluding revenue recognized as WRA. The majority of the remainder of the Company’s revenue is derived from contract operations and unregulated revenues generated from its Linebacker program, also considered a contract with customer under ASU 2014-09. Certain of the identified revenue streams are judgmental in nature. The Company has determined that revenue generated from the attachment of telecommunications equipment to its facilities through leases with third parties is outside the scope of ASU No. 2014-09. In 2017, the American Institute of Certified Public Accountants (AICPA) power and utility entities revenue recognition task force has determined that contributions in aid of construction are not in the scope of ASU No. 2014-09. The Company’s adoption of ASU No. 2014-09 on January 1, 2018 did not result in any change in the measurement and timing of recognition of its revenues. The Company used the modified retrospective approach when implementing ASU No. 2014-09.

In July 2015, the FASB issued ASU No. 2015-11, “Inventory (Topic 330): Simplifying the Measurement of Inventory” (“ASU No. 2015-11”), which applies to inventory that is measured using first-in, first-out (“FIFO”) or average cost. Under the updated guidance, an entity should measure inventory that is within scope at the lower of cost or net realizable value, which is the estimated selling price in the ordinary course of business, less reasonably predictable costs of completion, disposal and transportation. Subsequent measurement is unchanged under the updated guidance for inventory that is measured using last-in, last-out (“LIFO”). This ASU is effective for annual and interim periods beginning after December 15, 2016, and should be applied prospectively with early adoption permitted at the beginning of an interim or annual reporting period. The Company uses average cost to value its inventory and, therefore, ASU No. 2015-11 did not have an impact on the Company.

In September 2015, the FASB issued ASU No. 2015-16, “Business Combinations (Topic 805): Simplifying the Accounting for Measurement-Period Adjustments” (“ASU No. 2015-16”) which eliminates the requirement for an acquirer in a business combination to account for measurement-period adjustments retrospectively. Acquirers would now recognize measurement-period adjustments during the period in which they determine the amount of the adjustment. ASU No. 2015-16 is effective for the Company on January 1, 2017 and was adopted on a prospective basis. The adoption did not have a material impact on our consolidated financial position.

CONNECTICUT WATER SERVICE, INC.

In February 2016, the FASB issued ASU No. 2016-02, “Leases (Topic 842)”, (“ASU No. 2016-02”), which will require lessees to recognize the following for all leases at the commencement date of a lease: a) a lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and b) a right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. Public business entities should apply the amendments in ASU No. 2016-02 for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early application is permitted for all public business entities and all nonpublic business entities upon issuance. Lessees (for capital and operating leases) and lessors (for sales-type, direct financing, and operating leases) must apply a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. The modified retrospective approach would not require any transition accounting for leases that expired before the earliest comparative period presented. Lessees and lessors may not apply a full retrospective transition approach. The Company is currently assessing the impact of this standard on its consolidated financial position and results of operations, but does not expect that the adoption of this guidance will have a material impact on the Company.

In August 2016, the FASB issued ASU No. 2016-15, “Classification of Certain Cash Receipts and Cash Payments” (“ASU No. 2016-15”). The amendments ASU No. 2016-15 clarify the classification for eight different types of activities, including debt prepayment and extinguishment costs, proceeds from insurance claims and distributions from equity method investees. For public business entities, ASU No. 2016-15 is effective for financial statements issued for fiscal years beginning after December 15, 2017. ASU No. 2016-15 is not expected to have a material impact on the Company’s Consolidated Statements of Cash Flows.

In March 2017, the FASB issued ASU 2017-07, “Compensation—Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost,” (“No. ASU 2017-07”) which amends the requirements related to the income statement presentation of the components of net periodic benefit cost for employer sponsored defined benefit pension and other postretirement benefit plans. Under No. ASU 2017-07, an entity must disaggregate and present the service cost component of net periodic benefit cost in the same income statement line item as other employee compensation costs arising from services rendered during the period, and only the service cost component will be eligible for capitalization. Other components of net periodic benefit cost will be presented separately from the line item that includes the service cost. The new standard is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2017. Early adoption is permitted at the beginning of an annual period in which the financial statements have not been issued. Entities must use a retrospective transition method to adopt the requirement for separate presentation of the income statement service cost and other components, and a prospective transition method to adopt the requirement to limit the capitalization of benefit cost to the service component. The adoption of ASU 2017-07 did not have an impact on the presentation of costs associated with the Company’s defined benefit pension and other postretirement benefit plans.

In February 2018, the FASB issued ASU 2018-02, “Income Statement-Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income”, (ASU No. 2018-02) to help businesses and other organizations present some effects from the Tax Act’s reduction in the corporate tax rate in their income statements. ASU No. 2018-02 gives the option of reclassifying what are called the “stranded” tax effects within accumulated other comprehensive income to retained earnings during each fiscal year or quarter in which the effect of the lower tax rate is recorded. ASU No. 2018-02 instructs businesses and other organizations to provide a disclosure in their financial statement footnotes that describes the accounting policy they used to release the income tax effects from accumulated other comprehensive income, whether they are reclassifying the stranded income tax effects from the Tax Cut and Jobs Act, and information about the other effects on taxes from the reclassification. ASU 2018-02 is effective for all organizations for fiscal years that begin after December 15, 2018, and the quarterly and other interim periods in those years, with early adoption permissible. The Company adopted ASU No. 2018-02 effective December 31, 2017. The adoption of ASU No. 2018-02 resulted in an approximate $70,000 increase to Retained Earnings.

CONNECTICUT WATER SERVICE, INC.

NOTE 2: INCOME TAX EXPENSE

Under ASC 740, we recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate resolution. From time to time, the Company is assessed interest and penalties by taxing authorities. In those cases, the charges are recorded on the “Other” line item, within the “Other Income (Deductions), Net of Taxes” section of the Consolidated Statements of Income. There were no such charges or accruals for the years ended December 31, 2017, 2016, and 2015.

On December 22, 2017 H.R. 1, originally known as the Tax Act was enacted. Among the significant changes to the U.S. Internal Revenue Code, the Tax Act lowers the U.S. federal corporate income tax rate (“Federal Tax Rate”) from 35% to 21% effective January 1, 2018. In December 2017, the Securities and Exchange Commission staff issued Staff Accounting Bulletin No. 118, which addresses how a company recognizes provisional amounts when a company does not have the necessary information available, prepared or analyzed (including computations) in reasonable detail to complete its accounting for the effect of the changes in the Tax Act. The measurement period ends when a company has obtained, prepared and analyzed the information necessary to finalize its accounting, but cannot extend beyond one year. While we are able to make reasonable estimates of the impact of the reduction in corporate rate, the final impact of the Tax Act may differ from these estimates, due to, among other things, changes in our interpretations and assumptions, additional guidance that may be issued by the IRS, and other actions we may take. We are continuing to gather additional information to determine the final impact. Provisional amounts have been recorded as a Regulatory Liability to the extent that the tax savings over time will be returned to customers in utility rates, and a non-cash adjustment was recognized to record additional income tax expense to the extent revalued deferred income taxes are not believed to be recoverable in utility customer rates. Accounting for the income tax effects of the Tax Act is expected to be completed when a decision is reached by both PURA and the MPUC regarding the impact that shall be included in utility customer rates.

As of December 31, 2017, the Company can determine a reasonable estimate for remeasuring its net deferred tax assets and liabilities using the Federal Tax Rate that will apply when these amounts are expected to reverse. The Company is recording that estimate as a provisional amount. The effect of the remeasurement is reflected entirely in the interim period that includes the enactment date and is allocated directly to income tax expense from continuing operations. The remeasurement of the deferred tax assets and liabilities resulted in a $1.5 million discrete tax expense which increased the effective tax rate by 6.1% in the year ended December 31, 2017. The Company remeasured Deferred Tax Assets and Liabilities to reflect the enacted legislation and recorded a Regulatory Liability of $27.1 million to capture the excess accumulated deferred income taxes for items included in rates that follow the normalized method of accounting. Unrecovered Income Taxes and Unfunded Future Income Taxes were written down by $32 million to reflect the reduced tax rate for items that follow the flow-through method of accounting.

On June 11, 2013, the Company was notified by the Connecticut Department of Revenue Services that its state tax filings for the years 2009 through 2011 would be reviewed beginning in the fourth quarter of 2013. On March 24, 2015, the Company was notified by the Connecticut Department of Revenue Services that the audit was expanded to include the 2012 and 2013 tax years. The State focused its review on tax credits associated with fixed capital investment. The Company and the State came to an agreement (“Closing Agreement”) regarding investments eligible for the credit. The Closing Agreement was executed on May 4, 2015. The Company had previously recorded a provision for the possible disallowance of these credits and, therefore, there was minimal impact in 2015.

On the 2012 tax return, filed in September 2013, Connecticut Water filed a change in accounting method to adopt the IRS temporary tangible property regulations. On the 2013 Federal tax return, filed in September 2014, Maine Water filed the same change in accounting method. This method change allowed the Company to take a current year deduction for expenses that were previously capitalized for tax purposes. Since the filing of the 2012 tax return, the IRS has issued final regulations. On February 11, 2014, the Company was notified by the IRS that its Federal tax filing for 2012 would be reviewed. This review, which began in the first quarter of 2014 and was completed in the first quarter of 2015, resulted in no change to the tax liability. Since the Company had previously recorded a provision for the possible disallowance of the repair deduction in those prior periods, the completion of the audit resulted in the reversal of the reserves in the amount of $1,185,000. During the year ended December 31, 2017 new information caused the Company to undertake a review of its provision recorded associated with the repair deduction. While the Company maintains the belief that the deduction taken on its tax return is appropriate, the methodology for determining the deduction has not been agreed to by the taxing authorities. During the Company’s review of the position through the quarter ended March 31, 2017, new information caused management to reassess the previously recorded provision. This reassessment resulted in the reversal of a portion of the provision related to the Maine subsidiary, in the amount of $1,164,000 in the first quarter of 2017. During the Company’s review of the position through the quarter ended

CONNECTICUT WATER SERVICE, INC.

June 30, 2017, the impact of new information on Connecticut Water caused management to reassess the previously recorded provision. The reassessment resulted in the reversal of a portion of the provision in the amount of $2,445,000. During the quarter ended September 30, 2017 an additional $810,000 was reversed due to statute expiration. In the quarter ended December 31, 2017, continued analysis resulted in the reversal of a portion of the provision in the amount of $1,620,000 for a total reversal of $6,039,000. In addition, as required by FASB ASC 740, during the year ended December 31, 2017, the Company recorded a provision of $1.2 million for a portion of the benefit that is not being returned to customers resulting from any possible tax authority challenge. The Company had previously recorded a provision of $9.4 million in the prior year for a cumulative total of $4.6 million.

The Company remains subject to examination by federal and state tax authorities for the 2014 through 2016 tax years. On April 26, 2017, Avon Water was notified by the IRS that its stand-alone Federal tax filing for 2015 was selected to be reviewed beginning in the second quarter of 2017. The Company believes that the deductions taken on Avon Water’s tax return are appropriate; therefore no provision was recorded during the year ended December 31, 2017 as required by FASB ASC 740.

Income Tax (Benefit) Expense for the years ended December 31, is comprised of the following:

(in thousands)	2017	2016	2015
Federal Classified as Operating (Benefit) Expense	$(1,277)	$1,782	$(562)
Federal Classified as Other Utility Income	434	385	409
Federal Classified as Other Income (Deduction)
Land Sales and Donations	17	57	(70)
Non-Water Sales	774	702	664
Other	503	(686)	(832)

Total Federal Income Tax (Benefit) Expense	451	2,240	(391)

State Classified as Operating (Benefit) Expense	(716)	788	(257)
State Classified as Other Utility Income	104	92	98
State Classified as Other Income (Expense)
Land Sales and Donations	5	—	(287)
Non-Water Sales	175	172	196
Other	149	(126)	(128)

Total State Income Tax (Benefit) Expense	(283)	926	(378)

Total Income Tax (Benefit) Expense	$168	$3,166	$(769)

CONNECTICUT WATER SERVICE, INC.

The components of the Federal and State income tax provisions are:

(in thousands)	2017	2016	2015
Current Income Taxes
Federal	$—	$(15)	$315
State	521	463	201

Total Current	521	448	516

Deferred Income Taxes, Net
Federal
Investment Tax Credit	(76)	(75)	(75)
Excess Accumulated Deferred Taxes	(293)	(110)	192
Excess Accumulated Deferred Taxes—Tax Act	1,538	—	—
Deferred Revenue	731	(353)	(754)
Land Donations	—	37	(179)
Depreciation	2,151	1,769	660
Net Operating Loss Carry-forwards	817	(1,258)	(1,171)
NOL Carry-forwards valuation allowance	(613)	—	—
Provision for uncertain positions	(3,876)	2,487	874
Other	72	(242)	(253)

Total Federal	451	2,255	(706)

State
Land Donations	—	55	41
Provision for uncertain positions	(958)	611	41
Other	154	(203)	(661)

Total State	(804)	463	(579)

Total Deferred Income Taxes	(353)	2,718	(1,285)

Total Income Tax	$168	$3,166	$(769)

Deferred income tax (assets) and liabilities are categorized as follows on the Consolidated Balance Sheets:

(in thousands)	2017	2016
Unrecovered Income Taxes—Regulatory Asset	$(66,631)	$(93,264)
Deferred Federal and State Income Taxes	33,579	50,558
Unfunded Future Income Taxes	58,384	90,977
Unamortized Investment Tax Credits—Regulatory Liability	1,133	1,189

Net Deferred Income Tax Liability	$26,465	$49,460

Net deferred income tax liability decreased from December 31, 2016 to December 31, 2017. The increase from recording the acquisitions of HVWC and Avon Water, along with the increase attributed to the current year tax effects of temporary differences, mostly related to plant items, was offset by the remeasurement due to the Tax Act and the releasing of provisions for uncertain tax positions.

CONNECTICUT WATER SERVICE, INC.

Deferred income tax (assets) and liabilities are comprised of the following:

(in thousands)	2017	2016
Tax Credit Carry-forward (1)	$(1,092)	$(968)
Charitable Contribution Carry-forwards (2)	(257)	(389)
Valuation Allowance on Charitable Contributions	63	107
Prepaid Income Taxes on CIAC	31	58
Net Operating Loss Carry-forwards (3)	(3,806)	(5,132)
Valuation Allowance on Net Operating Losses	1,671	1,471
Deferred Revenue	1,644	1,513
Other Comprehensive Income	(158)	(589)
Accelerated Depreciation	34,989	51,119
Provision on Repair Deductions	4,630	9,464
Long-Term Compensation Agreements	(3,260)	(4,416)
Unamortized Investment Tax Credits	1,133	1,189
Gross-up on Regulatory Liability—Excess Accumulated Deferred Taxes	(8,247)	(2,287)
Other	(876)	(1,680)

Net Deferred Income Tax Liability	$26,465	$49,460

(1)	State tax credit carry-forwards expire beginning in 2019 and ending in 2040.
(2)	Charitable Contribution carry-forwards expire beginning with the filing of the 2017 Federal and State Tax Returns in 2018 and ending in 2021.
(3)	Net operating loss carry-forwards expire beginning in 2029 and ending in 2036.

The calculation of Pre-Tax Income is as follows:

(in thousands)	2017	2016	2015
Pre-Tax Income
Net Income	$25,054	$23,387	$22,761
Income Taxes	168	3,166	(769)

Total Pre-Tax Income	$25,222	$26,553	$21,992

In accordance with required regulatory treatment, certain deferred income taxes are not provided for certain timing differences. This treatment, along with other items, causes differences between the statutory income tax rate and the effective income tax rate. The differences between the effective income tax rate recorded by the Company and the statutory federal tax rate are as follows:

	2017	2016	2015
Federal Statutory Tax Rate	34.0%	34.0%	34.0%
Tax Effect Differences:
State Income Taxes Net of Federal Benefit	(0.9)%	2.6%	—%
Property Related Items	(19.9)%	(30.4)%	(19.2)%
Pension Costs	(2.3)%	(0.4)%	(1.7)%
Repair Regulatory Liability	(1.2)%	(3.9)%	(11.5)%
Change in Estimate of Prior Year Income Tax Expense	2.7%	0.3%	(10.6)%
Provision for Uncertain Tax Positions	(16.7)%	10.2%	4.1%
Valuation Allowance	(2.3)%	0.2%	—%
Impact of Tax Act	6.1%	—%	—%
Other	1.2%	(0.7)%	1.4%

Effective Income Tax Rate	0.7%	11.9%	(3.5)%

CONNECTICUT WATER SERVICE, INC.

In the second quarter of 2015, the MPUC approved the flow through treatment of the repair tax deduction. The flow through treatment of the deductions taken on the Company’s 2013 tax return is reflected in the change in estimate of prior year income tax expense. In addition, the adoption of the repair tax deduction allowed for a benefit which is reflected in property related items. Beginning in the second quarter of 2014, the return to customers of the repair tax benefit is reflected under Repair Regulatory Liability. This will be fully returned to customers in 2018. Provisions for uncertain tax positions were recorded to reflect the possible challenge of the Company’s methodology for determining its repair deduction as required by FASB ASC 740. In 2017, the Company assessed new information in regards the previously recorded provision for uncertain tax positions and released a portion of the provision. In the quarter ended December 31, 2017 the Company recorded provisional charges to tax expense to account for the estimated impact of the Tax Act.

NOTE 3: COMMON STOCK

The Company has 25,000,000 authorized shares of common stock, no par value. A summary of the changes in the common stock accounts for the period January 1, 2015 through December 31, 2017, appears below:

(in thousands, except share data)	Shares	Issuance Amount	Expense	Total
Balance, January 1, 2015	11,124,630	$145,774	$(4,090)	$141,684
Stock and equivalents issued through Performance Stock Program, Net of Forfeitures	25,575	1,314	—	1,314
Dividend Reinvestment Plan	42,677	1,536	—	1,536

Balance, December 31, 2015	11,192,882	148,624	(4,090)	144,534
Stock and equivalents issued through Performance Stock Program, Net of Forfeitures	22,128	(405)	—	(405)
Dividend Reinvestment Plan	33,448	1,610	—	1,610

Balance, December 31, 2016	11,248,458	149,829	(4,090)	145,739
Stock and equivalents issued through Performance Stock Program, Net of Forfeitures	5,925	645	—	645
Shares issued to acquire regulated water companies	785,814	43,853	—	43,853
Dividend Reinvestment Plan	24,819	1,404	—	1,404

Balance, December 31, 2017 (1)	12,065,016	$195,731	$(4,090)	$191,641

(1)	Includes 56,523 restricted shares and 205,329 common stock equivalent shares issued through the Performance Stock Programs through December 31, 2017.

The Company may not pay any dividends on its common stock unless full cumulative dividends to the preceding dividend date for all outstanding shares of Preferred Stock of the Company have been paid or set aside for payment. All such Preferred Stock dividends have been paid.

CONNECTICUT WATER SERVICE, INC.

NOTE 4: RETAINED EARNINGS

The summary of the changes in Retained Earnings for the period January 1, 2015 through December 31, 2017, appears below:

(in thousands, except per share data)	2017	2016	2015
Balance, beginning of year	$91,213	$80,378	$69,370
Net Income	25,054	23,387	22,761

Sub-total	116,267	103,765	92,131
Impact of Tax Act on excess accumulated deferred income tax	70	—	—
Dividends declared:
Cumulative Preferred Stock, Series A, $0.80 per share	12	12	12
Cumulative Preferred Stock, Series $0.90, $0.90 per share	26	26	26
Common Stock:
$1.175, $1.115 and $1.05 per Common Share in 2017, 2016 and 2015, respectively	13,882	12,514	11,715

Total Dividends Declared	13,920	12,552	11,753

Balance, end of year	$102,417	$91,213	$80,378

NOTE 5: ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

The changes in Accumulated Other Comprehensive Income/(Loss) (“AOCI”) by component, net of tax, for the years ended December 31, 2017, 2016, and 2015, appear below:

(in thousands)	Unrealized Gains on Investments	Defined Benefit Items	Total
Balance as of January 1, 2015 (a)	$298	$(1,901)	$(1,603)
Other Comprehensive Income (Loss) Before Reclassification	(195)	582	387
Amounts Reclassified from AOCI	97	184	281

Net current-period Other Comprehensive Income (Loss)	(98)	766	668

Balance as of December 31, 2015	$200	$(1,135)	$(935)

Other Comprehensive (Loss) Income Before Reclassification	24	(227)	(203)
Amounts Reclassified from AOCI	11	203	214

Net current-period Other Comprehensive (Loss) Income	35	(24)	11

Balance as of December 31, 2016	$235	$(1,159)	$(924)

Other Comprehensive Income (Loss) Before Reclassification	152	74	226
Amounts Reclassified from AOCI	55	215	270

Net current-period Other Comprehensive Income (Loss)	207	289	496

Balance as of December 31, 2017	$442	$(870)	$(428)

(a)	All amounts shown are net of tax. Amounts in parentheses indicate loss.

CONNECTICUT WATER SERVICE, INC.

The following table sets forth the amounts reclassified from AOCI by component and the affected line item on the Consolidated Statements of Income for the for the years ended December 31, 2017, 2016, and 2015:

Details about Other AOCI Components (in thousands)	Amounts Reclassified from AOCI for the Year Ended December 31, 2017(a)	Amounts Reclassified from AOCI for the Year Ended December 31, 2016(a)	Amounts Reclassified from AOCI for the Year Ended December 31, 2015(a)	Affected Line Items on Income Statement
Realized Gains on Investments	$84	$17	$148	Other
Tax expense	(29)	(6)	(51)	Other

Total Reclassified from AOCI	55	11	97

Amortization of Recognized Net Gain from Defined Benefit Items	325	308	281	Other	(b)
Tax expense	(110)	(105)	(97)	Other

Total Reclassified from AOCI	215	203	184

Total Reclassifications for the period, net of tax	$270	$214	$281

(a)	Amounts in parentheses indicate loss/expense.
(b)	Included in computation of net periodic pension cost (see Note 12 “Long-Term Compensation Arrangements” for additional details).

NOTE 6: FAIR VALUE OF FINANCIAL INSTRUMENTS

FASB ASC 820, “Fair Value Measurements and Disclosures” (“FASB ASC 820”) provides enhanced guidance for using fair value to measure assets and liabilities and expands disclosure with respect to fair value measurements.

FASB ASC 820 establishes a fair value hierarchy that distinguishes between assumptions based on market data (observable inputs) and the Company’s assumptions (unobservable inputs). The hierarchy consists of three broad levels, as follows:

Level 1 – Quoted market prices in active markets for identical assets or liabilities.

Level 2 – Inputs other than Level 1 that are either directly or indirectly observable.

Level 3 – Unobservable inputs developed using the Company’s estimates and assumptions, which reflect those that the Company believes market participants would use.

CONNECTICUT WATER SERVICE, INC.

The following tables summarize our financial instruments measured at fair value on a recurring basis within the fair value hierarchy as of December 31, 2017 and 2016. These instruments are included in “Other Property and Investments” on the Company’s Consolidated Balance Sheets:

December 31, 2017 (in thousands)	Level 1	Level 2	Level 3	Total
Asset Type:
Money Market Fund	$70	$—	$—	$70
Mutual Funds:
Equity Funds (1)	2,051	—	—	2,051
Fixed Income Funds (2)	642	—	—	642

Total	$2,763	$—	$—	$2,763

December 31, 2016 (in thousands)	Level 1	Level 2	Level 3	Total
Asset Type:
Money Market Fund	$122	$—	$—	$122
Mutual Funds:
Equity Funds (1)	1,662	—	—	1,662
Fixed Income Funds (2)	534	—	—	534

Total	$2,318	$—	$—	$2,318

(1)	Mutual funds consisting primarily of equity securities.
(2)	Mutual funds consisting primarily of fixed income securities.

The following methods and assumptions were used to estimate the fair value of each of the following financial instruments, which are not recorded at fair value on the financial statements.

CASH AND CASH EQUIVALENTS – Cash equivalents consist of highly liquid instruments with original maturities at the time of purchase of three months or less. The carrying amount approximates fair value. Under the fair value hierarchy the fair value of cash and cash equivalents is classified as a Level 1 measurement.

COMPANY OWNED LIFE INSURANCE – The fair value of Company Owned Life Insurance is based on the cash surrender value of the contracts. These contracts are based principally on a referenced pool of investment funds that actively redeem shares and are observable and measurable and are presented on the “Other Property and Investments” line item of the Company’s Consolidated Balance Sheets. The value of Company Owned Life Insurance at December 31, 2017 and 2016 was $3,925,000 and $3,075,000, respectively.

LONG-TERM DEBT – The fair value of the Company’s fixed rate long-term debt is based upon borrowing rates currently available to the Company for similar marketable securities. As of December 31, 2017 and 2016, the estimated fair value of the Company’s long-term debt was $268,628,000 and $210,463,000, respectively, as compared to the carrying amounts of $258,272,000 and $202,365,000, respectively. The estimated fair value of long term debt was calculated using a discounted cash flow model that uses comparable interest rates and yield curve data based on the A-rated MMD (Municipal Market Data) Index which is the benchmark of current municipal bond yields. Under the fair value hierarchy, the fair value of long term debt is classified as a Level 2 measurement.

ADVANCES FOR CONSTRUCTION – Customer advances for construction have a carrying amount of $20,024,000 and $19,127,000 at December 31, 2017 and 2016, respectively. Their relative fair values cannot be accurately estimated since future refund payments depend on several variables, including new customer connections, customer consumption levels and future rate increases.

The fair values shown above have been reported to meet the disclosure requirements of FASB ASC 825, “Financial Instruments” (“FASB ASC 825”) and do not purport to represent the amounts at which those obligations would be settled.

CONNECTICUT WATER SERVICE, INC.

NOTE 7: LONG-TERM DEBT

Long-Term Debt at December 31, consisted of the following:

(in thousands)			2017	2016
4.09%	CTWS	Term Loan Note and Supplement A, Due 2027	$12,358	$13,437
4.15%	CTWS	CoBank Term Note Payable, Due 2037	14,881	—

Total CTWS			27,239	13,437

Var.	Connecticut Water	2004 Series Variable Rate, Due 2029	12,500	12,500
Var.	Connecticut Water	2004 Series A, Due 2028	5,000	5,000
Var.	Connecticut Water	2004 Series B, Due 2028	4,550	4,550
5.00%	Connecticut Water	2011 A Series, Due 2021	22,920	23,115
3.16%	Connecticut Water	CoBank Note Payable, Due 2020	8,000	8,000
3.51%	Connecticut Water	CoBank Note Payable, Due 2022	14,795	14,795
4.29%	Connecticut Water	CoBank Note Payable, Due 2028	17,020	17,020
4.72%	Connecticut Water	CoBank Note Payable, Due 2032	14,795	14,795
4.75%	Connecticut Water	CoBank Note Payable, Due 2033	14,550	14,550
4.36%	Connecticut Water	CoBank Note Payable, Due May 2036	30,000	30,000
4.04%	Connecticut Water	CoBank Note Payable, Due July 2036	19,930	19,930
3.53%	Connecticut Water	NY Life Senior Note, Due September 2037	35,000	—

Total The Connecticut Water Company			199,060	164,255

4.75%	HVWC	2011 Farmington Bank Loan, Due 2034	4,464	—

3.05%	Avon Water	Mortgage Note Payable, Due 2033	3,302	—

8.95%	Maine Water	1994 Series G, Due 2024	6,300	7,200
2.68%	Maine Water	1999 Series J, Due 2019	170	254
0.00%	Maine Water	2001 Series K, Due 2031	574	615
2.58%	Maine Water	2002 Series L, Due 2022	60	67
1.53%	Maine Water	2003 Series M, Due 2023	321	341
1.73%	Maine Water	2004 Series N, Due 2024	341	371
0.00%	Maine Water	2004 Series O, Due 2034	113	120
1.76%	Maine Water	2006 Series P, Due 2026	361	391
1.57%	Maine Water	2009 Series R, Due 2029	207	217
0.00%	Maine Water	2009 Series S, Due 2029	538	583
0.00%	Maine Water	2009 Series T, Due 2029	1,509	1,634
0.00%	Maine Water	2012 Series U, Due 2042	148	154
1.00%	Maine Water	2013 Series V, Due 2033	1,310	1,335
2.52%	Maine Water	CoBank Note Payable, Due 2017	—	1,965
4.24%	Maine Water	CoBank Note Payable, Due 2024	4,500	4,500
4.18%	Maine Water	CoBank Note Payable, Due 2026	5,000	—
7.72%	Maine Water	Series L, Due 2018	2,250	2,250
2.40%	Maine Water	Series N, Due 2022	1,026	1,101
1.86%	Maine Water	Series O, Due 2025	750	790
2.23%	Maine Water	Series P, Due 2028	1,264	1,294
0.01%	Maine Water	Series Q, Due 2035	1,678	1,771
1.00%	Maine Water	Series R, Due 2025	2,009	2,250
Various	Maine Water	Various Capital Leases	2	8

Total The Maine Water Company			30,431	29,211

Add: Acquisition Fair Value Adjustment			(51)	321
Less: Current Portion			(6,173)	(4,859)
Less: Unamortized Debt Issuance Expense			(4,905)	(5,318)

Total Long-Term Debt			$253,367	$197,047

CONNECTICUT WATER SERVICE, INC.

The Company’s required principal payments for the years 2018 through 2022 are as follows:

(in thousands)
2018	$6,173
2019	$4,054
2020	$12,086
2021	$26,227
2022	$19,125

There are no mandatory sinking fund payments required on Connecticut Water’s outstanding bonds. However, certain fixed rate Unsecured Water Facilities Revenue Refinancing Bonds provide for an estate redemption right whereby the estate of deceased bondholders or surviving joint owners may submit bonds to the trustee for redemption at par, subject to a $25,000 per individual holder and a 3% annual aggregate limitation.

In April 2016, Connecticut Water filed an application with PURA to issue promissory notes in the aggregate principal amount of up to $49,930,000 with CoBank, ACB (“CoBank”) under its existing Master Loan Agreement by and between Connecticut Water and CoBank dated October 29, 2012, in order for Connecticut Water to redeem its $19,930,000 2009A Series of outstanding Water Facility Revenue Bonds previously issued by the Connecticut Development Authority (the “2009A Bonds”) and to provide $30,000,000 to partially fund its ongoing construction program. On June 1, 2016, Connecticut Water issued $30,000,000, at 4.36%, in debt under its existing Master Loan Agreement with CoBank, with a maturity date of May 20, 2036. On July 7, 2016, Connecticut Water issued $19,930,000, at 4.04%, in debt under its existing Master Loan Agreement with CoBank, with a maturity date of July 7, 2036. Connecticut Water used the proceeds to immediately pay off the $19,930,000 2009A Series of outstanding Water Facility Revenue Bonds.

On January 10, 2017, Maine Water executed and delivered to CoBank a new Promissory Note and Single Advance Term Loan Supplement, dated January 10, 2017 (the “Third Promissory Note”). On the terms and subject to the conditions set forth in the Third Promissory Note issued pursuant to the Agreement, CoBank agreed to make an unsecured loan (the “Loan”) to Maine Water in the principal amount of $5,000,000 at 4.18%, due December 30, 2026. The proceeds of the Loan will be used to finance new capital expenditures and refinance existing debt owed to the Company, incurred in connection with general water system improvements.

On August 28, 2017, the Company executed and delivered to CoBank a new Promissory Note and Supplement (2017 Single Advance Term Loan) (the “2017 Promissory Note”). On the terms and subject to the conditions set forth in the 2017 Promissory Note issued pursuant to the Company’s Master Loan Agreement, CoBank agreed to make a term loan (the “Loan”) to the Company in the principal amount of $15,000,000. Under the 2017 Promissory Note, the Company will pay interest on the Loan at a fixed rate of 4.15% per year through August 20, 2037, the maturity date of the Loan.

On September 28, 2017, Connecticut Water completed the issuance of $35,000,000 aggregate principal amount of its 3.53% unsecured Senior Notes due September 25, 2037 (the “Senior Notes”). The Senior Notes were issued pursuant to the Note Purchase Agreement dated as of September 28, 2017 (the “Purchase Agreement”) between and among Connecticut Water, NYL Investors, LLC (“NY Life”), as agent, and the Purchasers listed in the Purchaser Schedule attached to the Purchase Agreement, in a private placement financing exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended. The proceeds of the sale of the Senior Notes were used by Connecticut Water to repay loans from the Company the proceeds of which were used for capital expenditure projects by Connecticut Water. The Senior Notes bear interest at the rate of 3.53% per annum, payable semi-annually on March 27 and September 27 of each year commencing on March 27, 2018. The principal amount of the Senior Notes, if not previously paid, shall be due on September 25, 2037. The Senior Notes are callable in whole or in part, subject to a make-whole amount.

During the year ending December 31, 2017, the Company paid approximately $119,000 related to CTWS’s 2017 CoBank issuance as well as $1,079,000 related to CTWS’s Term Loan Note issued as part of the 2012 acquisition of Maine Water, approximately $1,815,000 in sinking funds related to Maine Water’s outstanding bonds, an additional $1,965,000 related to a CoBank loan to Maine Water that matured in 2017, approximately $88,000 related to HVWC’s mortgage loan and $129,000 related to Avon Water’s mortgage loan.

CONNECTICUT WATER SERVICE, INC.

Financial Covenants – The Company is required to comply with certain covenants in connection with various long term loan agreements. The most restrictive of these covenants is to maintain a consolidated debt to capitalization ratio of not more than 60%. Additionally, Maine Water has restrictions on cash dividends paid based on restricted net assets. The Company was in compliance with all covenants at December 31, 2017.

NOTE 8: PREFERRED STOCK

The Company’s Preferred Stock at December 31, consisted of the following:

(in thousands, except share data)	2017	2016
Connecticut Water Service, Inc.
Cumulative Series A Voting, $20 Par Value; Authorized, Issued and Outstanding 15,000 Shares	$300	$300
Cumulative Series $0.90 Non-Voting, $16 Par Value; Authorized 50,000 Shares, Issued and Outstanding 29,499	472	472

Total Preferred Stock	$772	$772

All or any part of any series of either class of the Company’s issued Preferred Stock may be called for redemption by the Company at any time. The per share redemption prices of the Series A and Series $0.90 Preferred Stock, if called by the Company, are $21.00 and $16.00, respectively.

The Company is authorized to issue 400,000 shares of an additional class of Preferred Stock, $25 par value, the general preferences, voting powers, restrictions and qualifications of which are similar to the Company’s existing Preferred Stock. No shares of the $25 par value Preferred Stock have been issued.

The Company is also authorized to issue 1,000,000 shares of $1 par value Preference Stock, junior to the Company’s existing Preferred Stock in rights to dividends and upon liquidation of the Company. 150,000 of such shares have been designated as “Series A Junior Participating Preference Stock”.

NOTE 9: BANK LINES OF CREDIT

The Company maintains a $15.0 million line of credit agreement with CoBank, ACB, that is currently scheduled to expire on July 1, 2020. The Company maintains an additional line of credit of $45.0 million with RBS Citizens, N.A., with an expiration date of April 25, 2021. Additionally, Avon Water maintains a $3.0 million line of credit with Northwest Community Bank, with an expiration date of September 30, 2018. As of December 31, 2017 the total lines of credit available to the Company were $63.0 million. As of December 31, 2017 and 2016, the Company had $19.3 million and $33.0 million of “Interim Bank Loans Payable”, respectively. As of December 31, 2017, the Company had $43.7 million in unused lines of credit. Interest expense charged on interim bank loans will fluctuate based on market interest rates.

At December 31, 2017 and 2016, the weighted average interest rates on these short-term borrowings outstanding was 3.4% and 2.7%, respectively.

CONNECTICUT WATER SERVICE, INC.

NOTE 10: UTILITY PLANT

The components of utility plant and equipment at December 31, were as follows:

(in thousands)	2017	2016
Land	$15,120	$13,724
Source of supply	38,448	36,405
Pumping	51,639	38,902
Water treatment	129,428	84,594
Transmission and distribution	605,587	530,716
General	88,492	75,438
Held for future use	219	432
Acquisition Adjustment	(1,644)	(2,351)

Total	$927,289	$777,860

The amounts of depreciable utility plant at December 31, 2017 and 2016 included in total utility plant were $830,907,000 and $719,070,000, respectively. Non-depreciable plant is primarily funded through CIAC.

NOTE 11: TAXES OTHER THAN INCOME TAXES

Taxes Other than Income Taxes consist of the following:

(in thousands)	2017	2016	2015
Municipal Property Taxes	$9,580	$8,501	$7,896
Payroll Taxes	1,361	1,295	1,398

Total Taxes Other than Income Taxes	$10,941	$9,796	$9,294

NOTE 12: LONG-TERM COMPENSATION ARRANGEMENTS

The Company has accrued for long-term compensation arrangements as of December 31 as follows:

(in thousands)	2017	2016
Defined Benefit Pension Plan	$15,486	$16,628
Post-Retirement Benefit Other than Pension	5,060	5,246
Supplemental Executive Retirement Plan	8,796	8,688
Deferred Compensation	3,289	2,932
Other Long-Term Compensation	18	46

Total Long-Term Compensation Arrangements	$32,649	$33,540

Investment Strategy – The Corporate Finance and Investments Committee (the “Committee”) reviews and approves the investment strategy of the investments made on behalf of various pension and post-retirement benefit plans provided by the Company and certain of its subsidiaries. The Company uses a variety of mutual funds, managed by different fund managers, to achieve its investment goals. The Committee wants to ensure that the plans establish a target mix that is expected to achieve investment objectives, by assuring a broad diversification of investment assets among investment types, while avoiding short-term changes to the target asset mix, unless unusual market conditions make such a move appropriate to reduce risk.

CONNECTICUT WATER SERVICE, INC.

The targeted asset allocation ratios for those plans as set by the Committee at December 31:

	2017	2016
Equity	65%	65%
Fixed Income	35%	35%

Total	100%	100%

The Committee recognizes that a variation of up to 5% in either direction from its targeted asset allocation mix is acceptable due to market fluctuations.

Our expected long-term rate of return on the various benefit plan assets is based upon the plan’s expected asset allocation, expected returns on various classes of plan assets as well as historical returns. The expected long-term rate of return on the Company’s pension plan assets is 7.25%.

PENSION

Defined Benefit Plan – The Company and certain of its subsidiaries have a noncontributory defined benefit pension plan covering qualified employees. In general, the Company’s policy is to fund accrued pension costs as permitted by federal income tax and The Employee Retirement Income Security Act of 1974 regulations. The Company amortizes actuarial gains and losses over the average remaining service period of active participants. A contribution of $2,971,000 was made in 2017 for the 2016 plan year. The Company expects to make a contribution of approximately $3,807,000 in 2018 for the 2017 plan year.

Effective January 1, 2015, the Pension Plan was further amended and restated to consolidate prior amendments, and to comply with various legislative and regulatory developments. The amended and restated Plan was submitted to the IRS with the Company’s application for a Determination Letter on January 29, 2016. The Plan received a determination letter from the IRS dated June 29, 2017.

The following tables set forth the benefit obligation and fair value of the assets of the Company’s defined benefit plans at December 31, the latest valuation date:

Pension Benefits (in thousands)	2017	2016
Change in benefit obligation:
Benefit obligation, beginning of year	$79,307	$75,845
Service cost	1,927	1,895
Interest cost	3,201	3,212
Actuarial loss (gain)	7,533	2,017
Benefits paid	(3,295)	(3,553)
Administrative expenses	(75)	(109)

Benefit obligation, end of year	$88,598	$79,307

Change in plan assets:
Fair value, beginning of year	$62,679	$56,613
Actual return on plan assets	10,832	4,203
Employer contributions	2,971	5,525
Benefits paid	(3,295)	(3,553)
Administrative expenses	(75)	(109)

Fair value, end of year	$73,112	$62,679

Funded Status	$(15,486)	$(16,628)
Amount Recognized in Consolidated Balance Sheets Consisted of:
Non-current asset	$—	$—
Current liability	—	—
Non-current liability	(15,486)	(16,628)

Net amount recognized	$(15,486)	$(16,628)

CONNECTICUT WATER SERVICE, INC.

The accumulated benefit obligation for all defined benefit pension plans was approximately $79,352,000 and $70,748,000 at December 31, 2017 and 2016, respectively.

Weighted-average assumptions used to determine benefit obligations at December 31:	2017	2016
Discount rate	3.60%	4.10%
Rate of compensation increase	4.00%	4.00%

Weighted-average assumptions used to determine net periodic cost for years ended December 31:	2017	2016	2015
Discount rate	4.10%	4.30%	3.95%
Expected long-term return on plan assets	7.25%	7.25%	7.25%
Rate of compensation increase	4.00%	4.00%	4.00%

The Company based its discount rate assumptions the Citigroup Above Median AA Pension Discount Curve.

The following table shows the components of periodic benefit costs:

Pension Benefits (in thousands)	2017	2016	2015
Components of net periodic benefit costs
Service cost	$1,927	$1,895	$2,152
Interest cost	3,201	3,212	3,114
Expected return on plan assets	(4,291)	(4,080)	(3,847)
Amortization of:
Prior service cost	16	16	16
Net loss	2,064	2,049	2,979

Net Periodic Pension Benefit Costs	$2,917	$3,092	$4,414

The following table shows the other changes in plan assets and benefit obligations recognized as a regulatory asset:

Pension Benefits (in thousands)	2017	2016
Change in net loss	$1,104	$1,866
Change in prior service cost	—	—
Other—regulatory action	—	—
Amortization of prior service cost	(16)	(16)
Amortization of net loss	(2,015)	(1,998)

Total recognized to Regulatory Asset	$(927)	$(148)

The following table shows the other changes in plan assets and benefit obligations recognized in Other Comprehensive Income (“OCI”):

Pension Benefits (in thousands)	2017	2016
Change in net (gain) loss	$(112)	$28
Change in prior service cost	—	—
Amortization of prior service cost	—	—
Amortization of net loss	(49)	(51)

Total recognized to OCI	$(161)	$(23)

CONNECTICUT WATER SERVICE, INC.

Amounts Recognized as a Regulatory Asset at December 31: (in thousands)	2017	2016
Prior service cost	$55	$70
Net loss	11,284	12,196

Total Recognized as a Regulatory Asset	$11,339	$12,266

Amounts Recognized in OCI at December 31: (in thousands)	2017	2016	2015
Transition obligation	$—	$—	$—
Prior service cost	—	—	—
Net loss	154	315	338

Total Recognized in Other Comprehensive Income	$154	$315	$338

Estimated Net Periodic Benefit Cost Amortizations for the periods January 1 - December 31,: (in thousands)	2018
Amortization of transition obligation	$—
Amortization of prior service cost	15
Amortization of net loss	2,679

Total Estimated Net Periodic Benefit Cost Amortizations	$2,694

Plan Assets

The Company’s pension plan weighted-average asset allocations at December 31, 2017 and 2016 by asset category were as follows:

	2017	2016
Equity	65%	65%
Fixed Income	35%	35%

Total	100%	100%

CONNECTICUT WATER SERVICE, INC.

See Note 6, “Fair Value of Financial Instruments”, for discussion on how fair value is determined. The fair values of the Company’s pension plan assets at December 31, 2017 and 2016 were as follows:

2017 (in thousands)	Level 1	Level 2	Level 3
Asset Type:
Money Market Fund	$1,579	$—	$—
Mutual Funds:
Fixed Income Funds (1)	23,752	—	—
Equity Funds (2)	47,781	—	—

Total	$73,112	$—	$—

2016 (in thousands)	Level 1	Level 2	Level 3
Asset Type:
Money Market Fund	$1,174	$—	$—
Mutual Funds:
Fixed Income Funds (1)	21,070	—	—
Equity Funds (2)	40,435	—	—

Total	$62,679	$—	$—

(1)	Mutual funds consisting primarily of fixed income securities.
(2)	Mutual funds consisting primarily of equity securities.

The plan’s expected future benefit payments are:

(in thousands)
2018	$4,680
2019	5,104
2020	5,042
2021	5,215
2022	5,230
Years 2021 – 2025	27,896

POST-RETIREMENT BENEFITS OTHER THAN PENSION (“PBOP”) – In addition to providing pension benefits, Connecticut Water and Maine Water, provide certain medical, dental and life insurance benefits to retired employees partially funded by a 501(c)(9) Voluntary Employee Beneficiary Association Trust. Covered employees may become eligible for these benefits if they retire on or after age 55 with 10 years of service. The contribution for calendar years 2017 and 2016 was $12,000 and $12,000, respectively.

The Company has amended its PBOP to exclude employees hired after January 1, 2009. In addition, effective April 1, 2009, the Company will no longer provide prescription drug coverage for its retirees age 65 and over. Those retirees, who are entitled to Medicare coverage, will continue to receive the current non-prescription medical coverage.

The Company amortizes actuarial gains and losses over the average remaining service period of active participants. Connecticut Water has elected to recognize the transition obligation on a delayed basis over a period equal to the plan participants’ 21.6 years of average future service.

A former subsidiary company, Barnstable Holding, which was dissolved effective December 29, 2016, also provided certain health care benefits to eligible retired employees. These health care benefits to former employees are now the responsibility of the Company. Former employees of Barnstable Holding became eligible for these benefits if they retired on or after age 65 with at least 15 years of service. Post-65 medical coverage was provided for retired employees up to a maximum coverage of

CONNECTICUT WATER SERVICE, INC.

$500 per quarter. Barnstable Holding’s PBOP currently is not funded. Barnstable Holding no longer has any employees; therefore, no new participants will be entering Barnstable Holding’s PBOP. The tables below do not include Barnstable Holding’s PBOP. Barnstable Holding’s PBOP had a Benefit Obligation of $47,000 and $49,000 at December 31, 2017 and 2016, respectively. Additionally, this plan did not hold any assets as of December 31, 2017 and 2016. Barnstable Holding’s PBOP’s net periodic benefit costs were less than $1,000 in 2017 and 2016.

The following tables set forth the benefit obligation and fair value of the assets of Connecticut Water and Maine Water’s PBOP at December 31, the latest valuation date:

PBOP Benefits (in thousands)	2017	2016
Change in benefit obligation:
Benefit obligation, beginning of year	$13,542	$13,192
Service cost	335	376
Interest cost	511	541
Plan participant contributions	163	151
Actuarial (gain)	384	(351)
Benefits paid	(462)	(367)

Benefit obligation, end of year	$14,473	$13,542

Change in plan assets:
Fair value, beginning of year	$8,345	$8,203
Actual return on plan assets	1,402	346
Employer contributions	12	12
Plan participant contributions	163	151
Benefits paid	(462)	(367)

Fair value, end of year	$9,460	$8,345

Funded Status	$(5,013)	$(5,197)
Amount Recognized in Consolidated Balance Sheets Consisted of:
Non-current asset	$—	$—
Current liability	—	—
Non-current liability	(5,013)	(5,197)

Net amount recognized	$(5,013)	$(5,197)

Weighted-average assumptions used to determine benefit obligations at December 31:	2017	2016
Discount rate	3.50%	3.95%

Weighted-average assumptions used to determine net periodic cost for years ended December 31:	2017	2016	2015
Discount rate	3.95%	4.15%	3.80%
Expected long-term return on plan assets	4.50%	4.50%	4.50%

The Company based its discount rate assumptions the Citigroup Above Median AA Pension Discount Curve.

CONNECTICUT WATER SERVICE, INC.

The following table shows the components of periodic benefit costs:

PBOP Benefits (in thousands)	2017	2016	2015
Components of net periodic benefit costs
Service cost	$335	$376	$458
Interest cost	511	541	562
Expected return on plan assets	(354)	(341)	(324)
Other	225	225	225
Amortization of:
Prior service credit	(181)	(400)	(571)
Recognized net loss	(78)	39	388

Net Periodic Post Retirement Benefit Costs	$458	$440	$738

The following table shows the other changes in plan assets and benefit obligations recognized as a regulatory liability:

PBOP Benefits (in thousands)	2017	2016
Change in net gain	$(664)	$(356)
Amortization of prior service cost	181	400
Amortization of net loss	78	(39)
Other regulatory amortization	(67)	(236)

Total recognized to Regulatory Liability	$(472)	$(231)

Amounts Recognized as a Regulatory Liability Asset at December 31: (in thousands)	2017	2016
Transition obligation	$—	$—
Prior service cost	(1)	(182)
Net loss	(1,116)	(531)
Other regulatory asset	186	254

Total Recognized as a Regulatory Liability	$(931)	$(459)

The “Other regulatory amortization” and “Other regulatory asset” shown above refers to costs whose recovery was authorized by PURA and MPUC with the adoption of Statement of Financial Accounting Standard 106, “Employers’ Accounting for Post-Retirement Benefits Other than Pension”, now ASU No. 715. There were no other changes in plan assets and benefit obligations recognized as a regulatory asset.

Estimated Benefit Cost Amortizations for the periods January 1 - December 31: (in thousands)	2018
Amortization of transition obligation	$—
Amortization of prior service credit	(1)
Amortization of net loss	(20)

Total Estimated Net Periodic Benefit Cost Amortizations	$(21)

Assumed health care cost trend rates at December 31:	2017		2016
	Medical	Dental	Medical	Dental
Health care cost trend rate assumed for next year (1)	8.25%	8.25%	8.25%	8.25%
Rate to which the cost trend rate is assumed to decline	4.75%	4.75%	4.75%	4.75%
Year that the rate reaches the ultimate trend rate	2025	2025	2024	2024

(1)	– Zero percent trend rate from 2016 to 2017.

CONNECTICUT WATER SERVICE, INC.

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects on Connecticut Water and Maine Water’s plan and would have no impact on the Barnstable Holding plan:

(in thousands)	1 Percentage-Point
	Increase	Decrease
Effect on total of service and interest cost components	$44	$(41)
Effect on post-retirement benefit obligation	$681	$(634)

Plan Assets

Connecticut Water and Maine Water’s other post-retirement benefit plan weighted-average asset allocations at December 31, 2017 and 2016 by asset category were as follows:

	2017	2016
Equity	69%	64%
Fixed Income	31%	36%

Total	100%	100%

See Note 6, “Fair Value of Financial Instruments”, for discussion on how fair value is determined. The fair values of the Company’s PBOP assets at December 31, 2017 and 2016 were as follows:

2017 (in thousands)	Level 1	Level 2	Level 3
Asset Type:
Money Market	$139	$—	$—
Mutual Funds:
Fixed Income Funds (1)	2,821	—	—
Equity Funds (2)	6,500	—	—

Total	$9,460	$—	$—

2016 (in thousands)	Level 1	Level 2	Level 3
Asset Type:
Money Market	$222	$—	$—
Mutual Funds:
Fixed Income Funds (1)	2,770	—	—
Equity Funds (2)	5,353	—	—

Total	$8,345	$—	$—

(1)	Mutual funds consisting primarily of fixed income securities.
(2)	Mutual funds consisting primarily of equity securities.

Cash Flows

The Company contributed $12,000 to its other post-retirement benefit plan in 2017 for plan year 2017. The Company does not expect to make a contribution in 2018 for plan year 2018.

CONNECTICUT WATER SERVICE, INC.

Expected future benefit payments are:

(in thousands)
2018	$475
2019	545
2020	622
2021	693
2022	743
Years 2021 – 2025	4,688

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN (“SERP”) – The Company and certain of its subsidiaries provide additional pension benefits to senior management through supplemental executive retirement contracts. The additional pension supplement from the SERP results in participants receiving the same overall relative benefit as other eligible employees enrolled in the Company’s pension plan. At December 31, 2017 and 2016, the actuarial present values of the projected benefit obligation of these contracts were $8,718,000 and $8,570,000, respectively. Expense associated with these contracts was approximately $970,000 for 2017, $1,012,000 for 2016, and $1,034,000 for 2015 and is reflected in “Other Income (Deductions), Net of Taxes” in the Consolidated Statements of Income.

Included in “Other Property and Investments” at December 31, 2017 and 2016 is $6,688,000 and $5,393,000 of investments purchased by the Company to fund these obligations, primarily consisting of life insurance contracts. The remaining assets are carried at cash surrender value and are included in Note 6, “Fair Value of Financial Instruments”.

SAVINGS PLAN (“401(k)”) – The Company and certain of its subsidiaries maintain an employee savings plan which allows participants to contribute from 1% to 50% of pre-tax compensation, plus for those aged 50 years and older, catch-up contributions as allowed by law. Effective January 1, 2009, the Company changed its 401(k) plan to meet the requirements of a special IRS safe harbor. Under the provisions of this safe harbor plan, the Company will make an automatic contribution of 3% of compensation for all eligible employees, even if employees do not make their own contributions. For employees hired after January 1, 2009 and ineligible to participate in the Company’s pension plan, the Company will contribute an additional 1.5% of compensation. The plan was further amended and restated, effective as of January 1, 2016, as required to comply with IRS rules regarding pre-approved volume submitter plans. The savings plan was amended by the Board of Directors effective February 27, 2017 to admit eligible HVWC employees and effective July 1, 2017 to admit eligible employees who were previously employed by Avon Water. The Company contribution charged to expense in 2017, 2016, and 2015 was $750,000, $663,000, and $601,000, respectively.

NOTE 13: STOCK BASED COMPENSATION PLANS

The Company follows FASB ASC 718, “Compensation – Stock Compensation” (“FASB ASC 718”) to account for all share-based payments to employees.

For purposes of calculating the fair value of each option at the date of grant, the Company used the Black Scholes Option Pricing model. For other share based awards, the Company uses the market price the day before the stock grant to value awards. The Company has not issued any stock options since 2003, and does not anticipate issuing any for the foreseeable future.

The Company’s 2014 Performance Stock Program (“2014 PSP”), approved by shareholders in 2014, authorizes the issuance of up to 450,000 shares of Company Common Stock. As of December 31, 2017, there were 370,293 shares available for grant and payment of dividend equivalents on shares previously awarded under the 2014 PSP. There are five forms of awards available under the 2014 PSP: Restricted Stock, Performance Shares, Cash Units, Stock Appreciation Rights (“SAR”) and Other Awards, including Restricted Stock Units.

The Company’s 2004 Performance Stock Program (“2004 PSP”), approved by shareholders in 2004, authorized the issuance of up to 700,000 shares of Company Common Stock. As of December 31, 2017, there were 259,712 shares available for payment of dividend equivalents on shares previously awarded under the 2004 PSP.

Under the original Plan (“1994 PSP”) there were 700,000 shares authorized for issuance and 218,105 shares available for payment of dividend equivalents on shares previously awarded under the 1994 PSP as performance shares at December 31, 2017.

CONNECTICUT WATER SERVICE, INC.

Under the 2014 PSP, restricted shares of Common Stock, common stock equivalents, cash units, SAR or other awards may be awarded annually to officers and key employees. Based upon the occurrence of certain events, including the achievement of goals established by the Compensation Committee, the restrictions on the stock can be removed. Amounts charged to expense on account of restricted shares of Common Stock, common stock equivalents or cash units pursuant to the 2014 PSP, 2004 PSP and 1994 PSP were $1,554,000, $948,000, and $1,677,000, for 2017, 2016, and 2015, respectively.

RESTRICTED STOCK AND COMMON STOCK EQUIVALENTS – Prior to May 2014, the Company granted restricted shares of Common Stock and Performance Shares to key members of management under the 2004 PSP. All grants made after May 2014 are being made under the 2014 PSP. These Common Stock share awards provide the grantee with the dividend rights of a shareholder, but not the right to sell or otherwise transfer the shares during the restriction period. Restricted shares also have the voting rights of a shareholder, while the Performance Shares do not. The value of these restricted shares is based on the market price of the Company’s Common Stock on the date of grant and compensation expense is recorded on a straight-line basis over the awards’ vesting periods.

Restricted Stock and Common Stock Equivalents (Performance-Based) – The following tables summarize the performance-based restricted stock amounts and activity for the years ended December 31, 2017 and 2016:

	2017		2016
	Number of Shares	Grant Date Weighted Average Fair Value	Number of Shares	Grant Date Weighted Average Fair Value
Non-vested at beginning of year	35,142	$37.66	39,997	$34.59
Granted	9,719	53.73	21,110	39.70
Vested	(8,066)	37.86	(19,077)	34.16
Forfeited	(11,020)	42.84	(6,888)	35.81

Non-vested at end of year	25,775	$41.44	35,142	$37.66

Upon meeting specific performance targets, approximately 16,000 shares, reduced for actual performance targets achieved in 2017, will begin vesting in the first quarter of 2018 and the remaining earned shares will vest over two years. The cost is being recognized ratably over the vesting period. The aggregate intrinsic value of performance-based restricted stock as of December 31, 2017 was $722,000.

NOTE 14: SEGMENT REPORTING

Our Company operates principally in three segments: water operations, real estate transactions, and services and rentals. The water segment is comprised of our core regulated water operations to supply water to our customers. Our real estate transactions segment involves selling or donating for income tax benefits our limited excess real estate holdings. Our services and rentals segment provides services on a contract basis and also leases certain of our properties to third parties. The accounting policies of each reportable segment are the same as those described in the summary of significant accounting policies.

CONNECTICUT WATER SERVICE, INC.

Financial data for reportable segments is as follows:

(in thousands)	Revenues	Depreciation	Other Operating Expenses	Other Income (Deductions)	Interest Expense (net of AFUDC)	Income Taxes	Net Income (Loss)
For the year ended December 31, 2017
Water Operations	$108,525	$16,684	$59,068	$(1,682)	$8,067	$(830)	$23,854
Real Estate Transactions	212	—	157	—	—	22	33
Services and Rentals	5,112	5	2,964	—	—	976	1,167

Total	$113,849	$16,689	$62,189	$(1,682)	$8,067	$168	$25,054

For the year ended December 31, 2016
Water Operations	$100,001	$13,905	$54,100	$(1,822)	$5,718	$2,234	$22,222
Real Estate Transactions	8	—	4	—	—	58	(54)
Services and Rentals	5,307	25	3,189	—	—	874	1,219

Total	$105,316	$13,930	$57,293	$(1,822)	$5,718	$3,166	$23,387

For the year ended December 31, 2015
Water Operations	$97,472	$12,871	$57,474	$(1,158)	$6,206	$(1,255)	$21,018
Real Estate Transactions	14	—	22	—	—	(357)	349
Services and Rentals	5,602	3	3,362	—	—	843	1,394

Total	$103,088	$12,874	$60,858	$(1,158)	$6,206	$(769)	$22,761

The Revenues shown in Water Operations above consist of revenues from water and wastewater customers of $107,054,000, $98,667,000 and $96,041,000 in the years 2017, 2016, and 2015, respectively. Additionally, there were revenues associated with utility plant leased to others of $1,471,000, $1,334,000 and $1,431,000 in the years 2017, 2016, and 2015, respectively which are reflected in “Other Utility Income, Net of Taxes” on the Consolidated Statements of Income. The revenues from water and wastewater customers for the the years ended December 31, 2017, 2016, and 2015 include $4,286,000, $1,132,000 and $1,583,000 in additional revenues related to the implementation of the WRA, respectively.

The table below shows assets by segment at December 31:

in thousands):	2017	2016
Total Plant and Other Investments:
Water	$707,362	$609,508
Non-Water	1,023	959

Total Plant and Other Investments	708,385	610,467
Other Assets:
Water	188,590	171,674
Non-Water	1,808	2,361

Total Other Assets	190,398	174,035

Total Assets	$898,783	$784,502

CONNECTICUT WATER SERVICE, INC.

NOTE 15: ACQUISITIONS

The Heritage Village Water Company Acquisition

On May 10, 2016, the Company announced that it had reached an agreement to acquire HVWC, pending a vote of HVWC shareholders, approval by PURA and MPUC and the satisfaction of other various closing conditions, pursuant to the terms of Agreement and Plan of Merger dated May 10, 2016 between and among HVWC, the Company, and HAC, Inc., the Company’s wholly-owned Connecticut subsidiary (the “Merger Agreement”). HVWC serves approximately 4,700 water customers in the Towns of Southbury, Middlebury, and Oxford, Connecticut and approximately 3,000 wastewater customers in the Town of Southbury, Connecticut.

The acquisition was executed through a stock-for-stock merger transaction valued at approximately $16.9 million. Holders of HVWC common stock received shares of the Company’s common stock in a tax-free exchange. In addition, the transaction reflected a total enterprise value of HVWC of approximately $21.5 million, with the $16.9 million paid to shareholders in a stock exchange and the assumption by the Company of approximately $4.6 million of debt held by HVWC at the time of the acquisition.

The Company received regulatory approval from MPUC on September 28, 2016 and from PURA on December 5, 2016, to proceed with the transaction. The shareholders of HVWC voted to approve the acquisition at a special meeting of HVWC’s shareholders held on February 27, 2017.

On February 27, 2017, the Company completed the acquisition of HVWC by completing the merger of the Companys’s wholly-owned subsidiary HAC, Inc. with and into HVWC, with HVWC as the surviving corporation, pursuant to the terms of the Merger Agreement and Connecticut corporate law. Upon the effective time of the Merger, the holders of HVWC’s 1,620 issued and outstanding shares of common stock to receive an aggregate of 300,445 shares of the Company’s common stock in a tax-free exchange.

The Avon Water Company Acquisition

On October 12, 2016, the Company announced that it had reached an agreement to acquire Avon Water, pending a vote of Avon Water shareholders, approval by PURA and the MPUC and the satisfaction of other various closing conditions, pursuant to the terms of that certain Agreement and Plan of Merger dated October 11, 2016 as amended on March 29, 2017 between and among Avon Water, the Company, and WC-A I, Inc., the Company’s wholly-owned Connecticut subsidiary (the “Merger Agreement”). Avon Water serves approximately 4,800 customers in the Farmington Valley communities of Avon, Farmington, and Simsbury, Connecticut.

On February 10, 2017, Connecticut Water received regulatory approval from MPUC and on April 12, 2017, Connecticut Water received regulatory approval from PURA to proceed with the transaction. The shareholders of Avon Water voted to approve the acquisition at a special meeting of Avon Water’s shareholders held on June 16, 2017.

Effective July 1, 2017, the Company completed the acquisition of Avon Water by completing the merger of Connecticut Water’s wholly-owned subsidiary WC-A I, Inc. with and into Avon Water, with Avon Water as the surviving corporation, pursuant to the terms of the Merger Agreement and Connecticut corporate law. Upon the effective time of the Merger, the holders of Avon Water’s 122,289 issued and outstanding shares of common stock became entitled to receive the following merger consideration for each share of Avon Water common stock held: (i) a cash payment of $50.11; and (ii) a stock consideration component, consisting of 3.97 shares of the Company’s common stock.

The transaction was completed through a stock-for-stock exchange where Avon Water shareholders received the Company’s common stock valued at approximately $26.9 million, in a tax-free exchange, and a cash payment of $6.1 million for a total payment to shareholders of $33.0 million. The transaction reflects a total enterprise value of approximately $39.1 million, with the $33.0 million paid to shareholders and the assumption by the Company of approximately $6.1 million of debt of Avon Water.

CONNECTICUT WATER SERVICE, INC.

While the purchase price allocation of HVWC has been completed, the Company is still in the process of finalizing the purchase price allocation of Avon Water as additional information becomes available. The following table summarizes the fair value of the HVWC assets acquired on February 27, 2017 and the Avon Water assets on July 1, 2017, the dates of the acquisitions (in thousands):

	HVWC	Avon Water
Net Utility Plant	$28,861	$28,330
Cash and Cash Equivalents	1,336	455
Accounts Receivable, net	355	379
Prepayments and Other Current Assets	179	243
Accrued Unbilled Revenues	47	467
Materials and Supplies, at Average Cost	63	151
Goodwill	12,777	23,812
Unrecovered Income Taxes—Regulatory Asset	—	3,619
Deferred Charges and Other Costs	343	799

Total Assets Acquired	$43,961	$58,255
Long-Term Debt, including current portion	$4,642	$3,145
Accounts Payable and Accrued Expenses	149	584
Interim Bank Loans Payable	—	2,500
Other Current Liabilities	238	32
Advances for Construction	1,897	1,537
Deferred Federal and State Income Taxes	1,680	1,880
Unfunded Future Income Taxes	—	3,619
Other Long-Term Liabilities	—	314

Total Liabilities Assumed	$8,606	$13,611
Contributions in Aid of Construction	18,452	11,560
Net Assets Acquired	$16,903	$33,084

The estimated fair values of the assets acquired and the liabilities assumed were determined based on the accounting guidance for fair value measurement under GAAP, which defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value analysis assumes the highest and best use of the assets by market participants. The allocation of the purchase price includes an adjustment to fair value related to the fair value of HVWC’s and Avon Water’s long term debt and any associated deferred taxes. Since HVWC and Avon Water are regulated companies, the book value of most of the assets and liabilities acquired are considered fair value because those assets and liabilities are used in the rate setting process. The excess of the purchase price paid over the estimated fair value of the assets acquired and the liabilities assumed was recognized as goodwill, none of which is deductible for tax purposes. Goodwill recognized as part of the acquisitions of HVWC and Avon Water are a part of the Company’s Water Operations segment.

CONNECTICUT WATER SERVICE, INC.

The following unaudited pro forma summary for the years ended December 31, 2017, 2016, and 2015 presents information as if HVWC and Avon Water had each been acquired on January 1, 2015 and assumes that there were no other changes in our operations. The following pro forma information does not necessarily reflect the actual results that would have occurred had the Company operated the businesses since January 1, 2015, nor is it necessarily indicative of the future results of operations of the combined companies (in thousands):

	2017	2016	2015
Operating Revenues	$109,715	$107,309	$103,617
Other Water Activities Revenues	1,554	1,498	1,583
Real Estate Revenues	212	8	14
Service and Rentals Revenues	5,121	5,417	5,680

Total Revenues	$116,602	$114,232	$110,894
Net Income	$25,040	$24,300	$23,843
Basic Earnings per Average Share Outstanding	$2.12	$2.06	$2.03
Diluted Earnings per Average Share Outstanding	$2.08	$2.02	$2.00

The following table summarizes the results of HVWC and Avon Water from the dates of acquisition to December 31, 2017 (from February 27, 2017 for HVWC and July 1, 2017 for Avon Water) and is included in the Consolidated Statement of Income for the period (in thousands):

Period ending December 31, 2017
Operating Revenues	$5,802
Other Water Activities Revenues	74
Real Estate Revenues	—
Service and Rentals Revenues	28

Total Revenues	$5,904
Net Income	$1,519
Basic Earnings per Average Share Outstanding	$0.13
Diluted Earnings per Average Share Outstanding	$0.13

CONNECTICUT WATER SERVICE, INC.

NOTE 16: COMMITMENTS AND CONTINGENCIES

Water Supply – Connecticut Water has an agreement with the South Central Connecticut Regional Water Authority (“RWA”) to purchase water from RWA. The agreement was signed in April 2006 and became effective upon the receipt of all regulatory approvals in 2008 and remains in effect for a minimum of fifty years upon the effective date. Connecticut Water will pay RWA $75,000 per year, for a total of 14 years, starting on the effective date of the agreement. In addition, Connecticut Water is able, but under no obligation, to purchase up to one million gallons of water per day at the then current wholesale rates per the agreement. Connecticut Water has an agreement with The Metropolitan District (“MDC”) to purchase water from MDC to serve the Unionville system. The agreement became effective on October 6, 2000 and has a term of fifty years beginning May 19, 2003, the date the water supply facilities related to the agreement were placed in service. Connecticut Water agrees to purchase 283 million gallons of water annually from MDC. Connecticut Water has a 99 year lease with 19 Perry Street to obtain well water for its public water supply system. The agreement became effective in 1975 and is based on current water rates in effect each year. There is no limitation on the amount of water that can be withdrawn from the leased property. Maine Water has an agreement with the Kenebec Water District for potable water service. The agreement was extended and became effective on November 7, 2015 for a new term of 5 years. Water sales to Maine Water are billed at a flat rate per gallon plus the monthly minimum tariff rate for a 4-inch metered service. During 2017, 2016, and 2015, the Company spent $1,532,000, $1,556,000 and $1,112,000, respectively, on water purchased under these agreements. The Company’s expected payments related to these agreements for the years 2018 through 2022 will be as follows:

(in thousands)
2018	$1,524
2019	$1,567
2020	$1,528
2021	$1,476
2022	$1,524

Reviews by Taxing Authorities – On June 11, 2013, the Company was notified by the Connecticut Department of Revenue Services that its state tax filings for the years 2009 through 2011 would be reviewed beginning in the fourth quarter of 2013. On March 24, 2015, the Company was notified by the Connecticut Department of Revenue Services that the audit was expanded to include the 2012 and 2013 tax years. The State focused its review on tax credits associated with fixed capital investment. The Company and the State came to an agreement (“Closing Agreement”) regarding investments eligible for the credit. The Closing Agreement was executed on May 4, 2015. The Company had previously recorded a provision for the possible disallowance of these credits and, therefore, there was minimal impact in 2015.

On the 2012 tax return, filed in September 2013, Connecticut Water filed a change in accounting method to adopt the IRS temporary tangible property regulations. On the 2013 Federal tax return, filed in September 2014, Maine Water filed the same change in accounting method. This method change allowed the Company to take a current year deduction for expenses that were previously capitalized for tax purposes. Since the filing of the 2012 tax return, the IRS has issued final regulations. On February 11, 2014, the Company was notified by the IRS that its Federal tax filing for 2012 would be reviewed. This review, which began in the first quarter of 2014 and was completed in the first quarter of 2015, resulted in no change to the tax liability. Since the Company had previously recorded a provision for the possible disallowance of the repair deduction in those prior periods, the completion of the audit resulted in the reversal of the reserves in the amount of $1,185,000. During the year ended December 31, 2017 new information caused the Company to undertake a review of its provision recorded associated with the repair deduction. While the Company maintains the belief that the deduction taken on its tax return is appropriate, the methodology for determining the deduction has not been agreed to by the taxing authorities. During the Company’s review of the position through the quarter ended March 31, 2017, new information caused management to reassess the previously recorded provision. This reassessment resulted in the reversal of a portion of the provision related to the Maine subsidiary, in the amount of $1,164,000 in the first quarter of 2017. During the Company’s review of the position through the quarter ended June 30, 2017, the impact of new information on Connecticut Water caused management to reassess the previously recorded provision. The reassessment resulted in the reversal of a portion of the provision in the amount of $2,445,000. During the quarter ended September 30, 2017 an additional $810,000 was reversed due to statute expiration. In the quarter ended December 31, 2017, continued analysis resulted in the reversal of a portion of the provision in the amount of $1,620,000 for a total reversal of $6,039,000. In addition, as required by FASB ASC 740, during the year ended December 31, 2017, the Company recorded a provision of $1.2 million for a portion of the benefit that is not being returned to customers resulting from any possible tax authority challenge. The Company had previously recorded a provision of $9.4 million in the prior year for a cumulative total of $4.6 million.

CONNECTICUT WATER SERVICE, INC.

The Company remains subject to examination by federal and state tax authorities for the 2014 through 2016 tax years. On April 26, 2017, Avon Water was notified by the IRS that its stand-alone Federal tax filing for 2015 was selected to be reviewed beginning in the second quarter of 2017. The Company believes that the deductions taken on Avon Water’s tax return are appropriate; therefore no provision was recorded during the year ended December 31, 2017 as required by FASB ASC 740.

Purchases of Equity Securities by the Company – In May 2005, the Company adopted a common stock repurchase program (“Share Repurchase Program”). The Share Repurchase Program allows the Company to repurchase up to 10% of its outstanding common stock, at a price or prices that are deemed appropriate. As of December 31, 2017, no shares have been repurchased. Currently, the Company has no plans to repurchase shares under the Share Repurchase Program.

Environmental and Water Quality Regulation – The Company is subject to environmental and water quality regulations. Costs to comply with environmental and water quality regulations are substantial. We are presently in compliance with current regulations, but the regulations are subject to change at any time. The costs to comply with future changes in state or federal regulations, which could require us to modify current filtration facilities and/or construct new ones, or to replace any reduction of the safe yield from any of our current sources of supply, could be substantial.

Legal Proceedings – We are involved in various legal proceedings from time to time. Although the results of legal proceedings cannot be predicted with certainty, there are no pending legal proceedings to which we, or any of our subsidiaries are a party, or to which any of our properties is subject, that presents a reasonable likelihood of a material adverse impact on the Company’s financial condition, results of operations or cash flows.

Rate Relief – The rates we charge our water and waste water customers in Connecticut and Maine are established under the jurisdiction of and are approved by PURA and MPUC, respectively. Connecticut Water’s allowed return on equity and return on rate base, effective as of December 31, 2017 were 9.75% and 7.32%, respectively. HVWC’s blended water and wastewater allowed return on equity and return on rate base, effective December 31, 2017, were 10.10% and 7.19%, respectively. Avon Water’s allowed return on equity and return on rate base, effective December 31, 2017, were 10.00% and 7.79%, respectively. Maine Water’s average allowed return on equity and return on rate base, as of December 31, 2017 were 9.50% and 7.96%, respectively.

Land Dispositions – The Company and its subsidiaries own additional parcels of land in Connecticut and Maine, which may be suitable in the future for disposition or for further protection through conservation easements, through sale or by donation to municipalities, other local governments or private charitable entities such as local land trusts. In Connecticut, these additional parcels would include certain Class I and II parcels previously identified for long term conservation by the Connecticut Department of Energy and Environmental Protection (“DEEP”), which have restrictions on development and resale based on provisions of the Connecticut General Statutes. In Maine, these parcels include primarily company-owned land used for water supply protection, and a permanent conservation easement may be appropriate for some parcels to ensure the permanent protection of the watersheds, while balancing the appropriate community and recreational use of the land.

Capital Expenditures – The Company has received approval from its Board of Directors to spend $66.2 million on capital expenditures in 2018, in part to fund improvements to water treatment plants and increased spending related to infrastructure improvements.

CONNECTICUT WATER SERVICE, INC.

NOTE 17: QUARTERLY FINANCIAL DATA (Unaudited)

Selected quarterly financial data for the years ended December 31, 2017 and 2016 appears below:

(in thousands, except for per share data)	First Quarter		Second Quarter		Third Quarter		Fourth Quarter
	2017	2016	2017	2016	2017	2016	2017	2016
Operating Revenues	$22,463	$21,552	$27,902	$26,055	$31,797	$29,477	$24,892	$21,583
Total Utility Operating
Income	5,285	4,178	10,629	11,217	12,588	10,939	5,727	2,615
Net Income	4,068	3,148	8,418	9,943	10,716	9,535	1,852	761
Basic Earnings per Common Share	0.36	0.29	0.75	0.90	0.92	0.86	0.14	0.07
Diluted Earnings per Common Share	0.36	0.28	0.73	0.89	0.90	0.84	0.14	0.07

NOTE 18: SUBSEQUENT EVENTS

Proposed Merger with SJW

On March 14, 2018, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with SJW Group, a Delaware corporation (“SJW”), and Hydro Sub, Inc., a Connecticut corporation and a direct wholly owned subsidiary of SJW (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Company, with the Company surviving the Merger as a wholly owned subsidiary of SJW (the “Merger”). Subject to the terms and conditions of the Merger Agreement, at the effective time of the Merger, each outstanding share of our common stock (other than certain cancelled shares) will be converted into the right to receive 1.1375 shares of SJW common stock.

The Board of Directors approved, adopted and declared advisable and resolved to recommend to the Company’s shareholders the approval of the Merger Agreement and the Merger following a comprehensive review of the transaction. The Merger is subject to certain customary closing conditions, including, among other things, approval of the Merger Agreement by the Company’s shareholders, approval of the issuance of SJW common stock in the Merger by SJW’s stockholders, and regulatory approvals (including the approval of PURA and MPUC). The Merger is expected to close by year-end 2018.